Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

by and among

INTERPACE DIAGNOSTICS GROUP, INC.,

INTERPACE DIAGNOSTICS CORPORATION,

INTERPACE DIAGNOSTICS, LLC
AND ANY ADDITIONAL ENTITY THAT MAY
HEREAFTER BE ADDED AS A BORROWER

each a Borrower and, collectively, the Borrowers

and

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.

as the Lender

Dated as of

September 28, 2016

CREDIT AND SECURITY AGREEMENT

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V.	REPRESENTATIONS AND WARRANTIES		39

	5.1	Organization and Authority	39
	5.2	Loan Documents	40
	5.3	Subsidiaries, Capitalization and Ownership Interests	40
	5.4	Properties	40
	5.5	Other Agreements	41
	5.6	Litigation	41
	5.7	Labor Matters	41
	5.8	Tax Returns, Governmental Reports	42
	5.9	Financial Statements and Reports	42
	5.10	Compliance with Law	42
	5.11	Intellectual Property	43
	5.12	Licenses and Permits	44
	5.13	Disclosure	44
	5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts	44
	5.15	Agreements with Affiliates	45
	5.16	Insurance	45
	5.17	Names, Location of Offices, Records and Collateral	45
	5.18	Non-Subordination	45
	5.19	Accounts	46
	5.20	Healthcare Law Compliance Representations	46
	5.21	Compliance with Environmental Requirements; No Hazardous Substances	49
	5.22	Material Contracts	50
	5.23	Reliance on Representations; Survival	51

VI.	AFFIRMATIVE COVENANTS		51

	6.1	Financial Statements, Reports and Other Information	51
	6.2	Payment of Obligation	54
	6.3	Conduct of Business and Maintenance of Existence and Assets	54
	6.4	Compliance with Legal, Tax and Other Obligations	55
	6.5	Insurance	55
	6.6	True Books	56
	6.7	Inspection; Period Audits	56
	6.8	Further Assurances; Post Closing	56
	6.9	Payment of Indebtedness	57
	6.10	Lien Terminations	57
	6.11	Use of Proceeds	57
	6.12	Collateral Documents; Security Interest in Collateral	57
	6.13	Right of First Refusal	58
	6.14	Taxes and Other Charges	58
	6.15	Payroll Agent	60
	6.16	[Reserved]	60
	6.17	Hazardous Substances	60
	6.18	Healthcare Operations	60
	6.19	Landlord Waiver and Consent	62

VII.	NEGATIVE COVENANTS		62

	7.1	Financial Covenants	62
	7.2	No Indebtedness Other Than Permitted Indebtedness	62
	7.3	No Liens Other Than Permitted Liens	63
	7.4	Investments, New Facilities or Collateral; Subsidiaries	63
	7.5	Prohibited Payments	63
	7.6	Transactions with Affiliates	64
	7.7	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds	64
	7.8	Asset Sales	65
	7.9	Reserved	65
	7.10	Restrictive Agreements	65
	7.11	Modifications of Certain Agreements	66
	7.12	Payments and Modifications of Subordinated Debt	66
	7.13	Deposit Accounts	66
	7.14	Truth of Statements	67
	7.15	IRS Form 8821	67
	7.16	Third Party Payor Programs	67
	7.17	Limitations on Dormant Subsidiaries	67

VIII.	EVENTS OF DEFAULT		68

	8.1	Events of Default	68
	8.2	Acceleration and Suspension or Termination of Commitments	70

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		71

	9.1	Rights and Remedies	71
	9.2	Application of Proceeds	72
	9.3	Rights of Lender to Appoint Receiver	72
	9.4	Rights and Remedies not Exclusive	72

X.	WAIVERS AND JUDICIAL PROCEEDINGS		73

	10.1	Waivers	73
	10.2	Delay; No Waiver or Defaults	73
	10.3	Jury Waiver	73
	10.4	Cooperation in Discovery and Litigation	74

XI.	EFFECTIVE DATE AND TERMINATION		74

	11.1	Effectiveness and Termination	74
	11.2	Survival	75

XII.	ASSIGNMENTS AND PARTICIPATIONS		75

	12.1	Assignments	75
	12.2	Participations	76
	12.3	Defaulting Participants	76

XIII.	MISCELLANEOUS		77

	13.1	Governing Law; Jurisdiction; Service of Process; Venue	77
	13.2	Binding Effect of Loan Documents	77
	13.3	Revival of Obligations	78
	13.4	Indemnity	78
	13.5	Notice	79
	13.6	Severability; Captions; Counterparts; Facsimile or other Electronic Signatures	79
	13.7	Expenses	79
	13.8	Entire Agreement	80
	13.9	Lender Approvals	80
	13.10	Confidentiality and Publicity	81
	13.11	USA Patriot Act Notification	81
	13.12	Release of Lender	81

ANNEX I
Financial and Loan Covenants
EXHIBITS

Exhibit A	-	Borrowing Certificate

Exhibit B	-	Compliance Certificate

SCHEDULES

Schedule 2.4	-	Borrowers’ Account for Funding Wires

Schedule 4.1	-	Aging Accounts Payable

Schedule 5.1	-	Organization

Schedule 5.3	-	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures

Schedule 5.4	-	Real Property Owned or Leased

Schedule 5.11	-	Intellectual Property

Schedule 5.16	-	Insurance

Schedule 5.17A	-	Corporate Names

Schedule 5.17B	-	Business and Collateral Locations

Schedule 5.20	-	Healthcare Law Compliance Representations

Schedule 5.22	-	Material Contracts

Schedule 6.1	-	Qualification to Accounting Firm Certification

Schedule 7.2	-	Indebtedness

Schedule 7.3	-	Liens

Schedule 7.13	-	Deposit Accounts Subject to Control

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CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of September 28, 2016, is entered into by and among INTERPACE DIAGNOSTICS GROUP, INC., a Delaware corporation (“Interpace”), INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation (“IDC”), and INTERPACE DIAGNOSTICS, LLC, a Delaware limited liability company (“IDL”), and any additional borrower that may hereafter be added to this Agreement (together with Interpace, IDG, and IDL, individually and/or collectively, “Borrower” and/or “Borrowers”), and SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P., a Delaware limited partnership (the “Lender”).

WHEREAS, Borrowers have requested that Lender make available to Borrowers a revolving credit facility (the “Revolving Facility”) in the initial maximum principal amount at any time outstanding of up to $1,200,000 (the “Facility Cap”), the proceeds of which shall be used by Borrowers to provide for their working capital needs; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrowers upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrowers and Lender hereby, intending to be legally bound, agree as follows:

I. DEFINITIONS

1.1	General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed below shall have the meanings set forth below. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC to the extent the same are used or defined therein. Unless otherwise specified herein, any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of each Borrower and its Subsidiaries delivered to Lender on or prior to the Closing Date.

1.2	Specific Terms

“Account Debtor” shall mean “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” shall mean all of Borrowers’ (i) accounts (as that term is defined in the UCC), and (ii) all other rights of payment, collection or reimbursement (whether owed directly by Borrower or assigned to Borrower by a patient or other third party), whenever due, that arose out of, or will arise out of, the rendering whether before or after the date of this Agreement of Healthcare Services, and including, without limitation, all of Borrowers’ rights of payment, collection or reimbursement with respect to such Healthcare Services from any insurer, federal or state government agency or other third party; whether billed on a fee for service, monthly per patient capitation charge or any other basis, whether or not the accounts, payment intangibles, or rights of payment, collection or reimbursement have been invoiced or billed, written off, partially paid, currently assigned to collection agencies or other third party service vendors. Without limiting the foregoing, Accounts shall also include all monies due or to become due to Borrowers and obligations to Borrowers in any form (whether arising in connection with contracts, contract rights, instruments, or chattel paper), in each case whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Accrediting Organization” means any Person from which any Borrower has received an accreditation as of the Closing Date or thereafter.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of any Borrower or any Guarantor under any Loan Document shall also be an Advance for purposes of this Agreement. Each Advance shall increase the principal amount outstanding hereunder.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person and (d) any spouses, parents, descendants and siblings of any of the Persons described in clauses (a), (b) and (c) above. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the administrative management or policies (even without the power to direct or cause the direction of the clinical/medical management or policies), whether through ownership of securities or other interests, by contract or otherwise.

“Applicable Margin” means two and three quarters percent (2.75%).

“Applicable Rate” shall mean the interest rate applicable from time to time to Advances under this Agreement.

“Approved Fund” means any (a) investment company, finance company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (b) any Person (other than a natural person) which temporarily warehouses loans for any lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) Lender, (ii) an Affiliate of Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“Availability” shall mean the Revolving Loan Limit less all Revolving Loans outstanding, minus any reserves imposed by the Lender in its Permitted Discretion.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Billing Agent Agreement” means that certain letter agreement dated as of the date hereof executed by Borrowers and acknowledged by Quadax, Inc. and Lender, as such may be modified, amended or supplemented from time to time.

“Books and Records” shall mean Borrower’s books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Borrower’s Accounts and all computer programs, disc or tape files, printouts, runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrowing Base” shall mean, as of any date of determination:

(a)     the Net Collectible Value of Eligible Receivables of all Borrowers, as such Net Collectible Value is determined by Lender with reference to the most recent Borrowing Certificate, other factors deemed relevant by Lender and otherwise in accordance with this Agreement; provided, however, that if as of such date of determination the most recent Borrowing Certificate is of a date more than four (4) Business Days before or after such date, the Borrowing Base shall be determined by Lender in its sole discretion; minus

(b)      the amount of any reserves and/or adjustments provided for in this Agreement or determined by Lender from time to time, in its Permitted Discretion.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

“Borrowing Date” shall have the meaning assigned to that term in Section 2.4.

“Business Day” shall mean any day other than a Saturday, Sunday, Good Friday or other day on which the Federal Reserve or Lender is closed.

“Capital Lease” shall mean, as to any Person, a lease or any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“CCP” shall have the meaning assigned to the term in Section 6.19(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change of Control” shall mean any of the following: (a) the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions as a result of which any Person, individually or in concert with other Persons, who did not own, directly or indirectly, a majority of any Borrower’s voting stock or voting power as of the Closing Date becomes (after the Closing Date) entitled to elect or appoint at least a majority of such Borrower’s Board of Directors, or (b) the resignation, termination, replacement, death, disability or any other event the result of which is the failure of the existing senior management of any Borrower to function in their current capacities, unless, (i) in the case of a replacement, the replacement is reasonably acceptable to Lender, or (ii) in all other cases a replacement reasonably satisfactory to Lender is identified and engaged within 30 days following such event, (c) Interpace shall cease to beneficially own, directly or indirectly, fifty-one percent (51%), on a fully diluted basis, of the economic and voting interests in the equity interests of any other Borrower or (d) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of any Borrower’s assets to, or a consolidation or merger with or into, any other Person, other than any such transaction where immediately thereafter the surviving Person is a direct or indirect subsidiary of a Borrower.

“Closing” shall mean the date of the initial Advance under the Revolving Facility.

“Closing Date” shall mean the date the Closing occurs.

“Closing Date Subordinated Creditor” means, individually and collectively, Redpath Equityholder Representative, LLC, a Delaware limited liability company, as Equityholder Representative (as defined in the Closing Date Subordinated Debt Documents) and the Equityholders (as defined in the Closing Date Subordinated Debt Documents), including their respective successors and assigns as permitted hereunder.

“Closing Date Subordinated Debt” means any Indebtedness of Borrowers incurred pursuant to the terms of the Closing Date Subordinated Debt Documents.

“Closing Date Subordinated Debt Documents” means, individually and collectively, that certain Non-Negotiable Subordinated Secured Promissory Note dated October 31, 2014 by and between Closing Date Subordinated Creditor, Interpace and IDL and all other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, each as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Closing Date Subordination Agreement” means that certain Subordination Agreement dated as of even date herewith by and between Closing Date Subordinated Creditor and Lender and acknowledged by Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively and each individually, all collateral and/or security identified in Section 2.9, together with any additional collateral and/or security now or hereafter granted to Lender by Borrowers and/or Guarantors pursuant to a Loan Document.

“Collateral Management Fee” shall have the meaning assigned to the term in Section 3.3.

“Commercial Lockbox Account” shall have the meaning set forth in Section 2.5.

“Commitment Expiration Date” means the date that is two (2) years following the Closing Date.

“Compliance Certificate” shall have the meaning assigned to the term in Section 6.1(a).

“Concentration Account” shall have the meaning assigned to the term in Section 2.5.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; or (c) for any obligations of another Person pursuant to any Guaranty (other than a Guaranty of the Obligations or any part thereof) or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Party” means any Guarantor under a Guaranty of the Obligations or any part thereof, any Borrower and any other Person (other than Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Loan Document, and “Credit Parties” means all such Persons, collectively.

“Date of Service” of an Account shall mean the earliest date the healthcare service for which the Account is payable was rendered or the healthcare related Equipment, prosthetics, pharmaceuticals or other goods for which the Account is payable were delivered.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean (a) any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would, unless cured or waived, constitute, be, become or result in an Event of Default and (b) any Event of Default.

“Default Rate” shall have the meaning assigned to the term in Section 3.6.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c)  any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (d) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Dollars” or “$” means the lawful currency of the United States of America.

“Dormant Subsidiary” means, individually and collectively Group DCA, LLC, a Delaware limited liability company, PDI Biopharma, LLC, a New Jersey limited liability company, Interpace Diagnostics Group Lab Inc., a Delaware limited liability company and Inserve Support Solutions, a California corporation.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Lender, provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of Borrower’s Affiliates.

“Eligible Receivables” shall mean each Account arising in the ordinary course of Borrowers’ business, which meets the following criteria, and shall include such additional Accounts as may be permitted from time to time by Lender at the request of a Borrower pursuant to Section 2.1(e):

a.     it is subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien (other than Permitted Liens);

b.     it is evidenced by an invoice, statement, electronic submission or other documentary evidence satisfactory to Lender;

c.     any portion thereof that is payable by a beneficiary, recipient or subscriber individually and not directly by a third party obligor acceptable to Lender shall not be included as an Eligible Receivable;

d.     it does not arise out of services rendered or a sale made to, or out of any other transactions between any Borrower or any of its Subsidiaries and, one or more Affiliates of any Borrower or any of its Subsidiaries;

e.     it is outstanding for less than 150 calendar days after the Date of Service with respect to such Account;

f.     no covenant, agreement, representation or warranty with respect to such Accounts contained in any Loan Document has been breached and remains uncured;

g.     the Account Debtor for such Account has a claims paying ability rating of “A” or better by A.M. Best Company or is otherwise creditworthy as determined by the Lender in its sole discretion;

h.     arises out of a completed, bona fide sale and delivery of goods or rendering of Healthcare Services by a Borrower in the ordinary course of business, in accordance with applicable law, and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between a Borrower and the Account Debtor;

i.     it does not represent the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis and is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

j.     it does not represent amounts payable to Borrower for the use (whether through leasing or otherwise) of Borrower’s employees by third parties;

k.     it is not payable under worker’s compensation laws or insurance, automobile insurance whether a no-fault law or otherwise, does not represent a census capitation payment or a claim for a personal injury and is not a Self-Pay Account;

l.     the applicable Account Debtor for such Account is not a Governmental Authority, unless all applicable statutes, ordinances or regulations respecting the assignment of such Account have been complied with;

m.     any portion thereof that is subject to any offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason (except to the extent that the same is taken into consideration in determining Net Collectible Value) as not been included as an Eligible Receivable;

n.     except for deductions taken into consideration in determining Net Collectible Value, there is no agreement with an Account Debtor for any deduction from such Accounts, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Accounts after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

o.     no return, rejection or repossession of goods or services related to it has occurred;

p.     the Third Party Payor with respect thereto has its principal place of business or chief executive offices within the continental United States and the Account is payable to a Borrower in US dollars;

q.     a Borrower has not agreed to accept and has not accepted any non-cash payment for such Account;

r.     if the Account Debtor is the Medicaid program, the Account is not in a “Medicaid Pending” status; and

s.     such Account meets such specifications and requirements other than as set forth above, which may from time to time be established by Lender, in Lender’s sole discretion, by written notice to the Borrowers.

“Environmental Laws” means any present and future federal, state, provincial, territorial, municipal and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal, provincial, territorial, municipal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, Equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state, federal, territorial, provincial, municipal or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Excluded Deposit Accounts” shall mean, collectively, all deposit accounts held by the Borrowers at TD Bank, N.A.

“Facility Cap” shall have the meaning set forth in the recitals to this Agreement.

“Facility Fee” shall have the meaning set forth in Section 3.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Government Contract” shall be defined to mean all contracts (including all amendments thereto) relating to the payment of Government Receivables (a) with the United States government or with any agency or instrumentality thereof, or (b) with any State or Territory of the United States or the District of Columbia or with any agency or instrumentality thereof.

“Governmental Account Debtor” means the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, that is responsible for payment of an Account, or any agent, administrator, intermediary or carrier for the foregoing.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Governmental Lockbox Account” shall have the meaning set forth in Section 2.5.

“Governmental Receivable” means any Account which is the obligation of the United States of America, or any State or Territory of the United States of America, and the District of Columbia, or any of their respective agencies, whether under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE (formerly known as CHAMPUS) and CHAMPVA and whether or not the Account is the primary obligation of such government or agency.

“Guarantor” shall mean any guarantor of the Obligations or any part thereof, including any guarantor of the accuracy of any one or more representations and/or warranties of Borrower contained in this Agreement.

“Guaranty” shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The term “Guaranties” shall mean the plural of Guaranty.

“Hazardous Substances” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; any contaminant, pollutant, waste or substance that is likely to cause immediately or at some future time harm or degradation to the surrounding environment or risk to human health; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined, classified or listed as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant”, “radioactive”, “dangerous” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Substances Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Substances, or any derivatives thereof, or on or of any other property as a result of Hazardous Substances, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” shall mean all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, Equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) the Patient Protection and Affordable Care Act (P.L. 111-1468), (g) The Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), (h) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies, (i) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (j) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation, and/or (c) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.

“Healthcare Services” shall mean medical and healthcare services provided by any Person, including, but not limited to, services of physicians, nurses, therapists, dentists, or other licensed or unlicensed healthcare personnel, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home healthcare services, residential and out-patient behavioral healthcare services, the provision of room, board and daily living assistance at licensed healthcare facilities, home care services, laboratory services, transportation to or from healthcare facilities, or the sale, assignment, lease or license whether before or after the date of this Agreement of healthcare related Equipment, prosthetics, pharmaceuticals or other goods and any other medical and healthcare goods and services which are covered by a policy of insurance or by any other healthcare program of a Governmental Authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.

“Indebtedness” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the ordinary course of business, (d) all Capital Leases of such Person, (e) all non-Contingent Obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts,” purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Indebtedness of others guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, and (k) obligations arising under non-compete agreements.

“Indemnified Persons” shall have the meaning assigned to the term in Section 13.4.

“Indemnified Taxes”  shall have the meaning assigned to the term in Section 6.14(a).

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software (including source code and related documentation), rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance reasonably satisfactory to Lender from an owner/lessor of a premises not owned by a Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time and subordinating in favor of Lender any claims that the owner/lessor may have against such Borrower or against any of the Collateral.

“Laws” means any and all federal, state, provincial, territorial, municipal, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.

“Lender” shall have the meaning set forth in the preamble, and shall also include each other Person that becomes a party hereto as Lender pursuant to Section 12.1, and the respective successors and assigns of the foregoing.

“Liability Event” shall mean any event, fact, condition or circumstance or series thereof (i) in or for which any Borrower becomes liable or otherwise responsible for any amount owed or owing to any Medicaid or Medicare program by a provider under common ownership with such Borrower or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority after the failure of any such provider to pay any such amount when owed or owing, (ii) in which Medicaid or Medicare payments to any Borrower are lawfully set-off against payments to such or any other Borrower to satisfy any liability of or for any amounts owed or owing to any Medicaid or Medicare program by a Borrower, a provider under common ownership with a Borrower, or any provider owned by such Borrower pursuant to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority, or (iii) any of the foregoing under clauses (i) or (ii) in each case pursuant to statutory or regulatory provisions that are similar to any applicable law, ordinance, rule, decree, order or regulation of any Governmental Authority referenced in clauses (i) and (ii) above or successor provisions thereto. Notwithstanding the foregoing, a “Liability Event” shall not exist unless it could reasonably be expected to have a Material Adverse Effect.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes. For the purposes of this Agreement and the other Loan Documents, any Credit Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively and each individually, this Agreement, any documents that provide, as security for all or any portion of the Obligations, a Lien on any assets in favor of Lender, the Guaranties and any documents evidencing a security interest in assets as collateral for the Guaranties, the Lockbox Agreements, the Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, the Subordination Agreements, any Landlord Waiver and Consents, the Billing Agent Agreement, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time; all of which shall be in form and substance acceptable to Lender in its Permitted Discretion.

“Lockbox Accounts” shall mean the accounts maintained by a Borrower at the Lockbox Banks into which all collections or payments on their Accounts and Collateral are paid, as described further in Section 2.5.

“Lockbox Agreement” shall have the meaning assigned to the term in Section 2.5.

“Lockbox Bank” shall have the meaning assigned to the term in Section 2.5.

“Material Adverse Effect” or “Material Adverse Change” means any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which results, directly or indirectly in (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties taken as a whole, (ii) the rights and remedies of Lender under any Loan Document, or the ability of any Credit Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document, (iv) the existence, perfection or priority of any security interest granted in any Loan Document, (v) the value of any material Collateral; or (vi) the use or scope of any Healthcare Permits; or (b) an impairment to the likelihood that Eligible Receivables in general will be collected and paid in the ordinary course of business of any Borrower and upon the same schedule and with the same frequency as such Borrower’s recent collections history.

“Material Contracts” has the meaning set forth in Section 5.22.

“Medicaid” means that certain program of medical assistance, funded jointly by the federal government and the states, for impoverished individuals who are aged, blind and/or disabled, and/or members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder, or any successor program.

“Medicaid/Medicare Account Debtor” shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act or any other federal healthcare program, including, without limitation, TRICARE and CHAMPVA, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other state healthcare program, or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medicaid Pending” shall mean that an application for Medicaid payment on behalf of a patient has not yet been approved by Medicaid.

“Medicaid program” shall mean a medical assistance program administered by a state agency and approved by the Federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration) pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, skilled nursing homes, home health care and other providers are paid for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder, or any successor program.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required or, within the preceding five (5) plan years, were required by any Credit Party or any member of the Controlled Group.

“Net Collectible Value” means the amount that Lender reasonably expects from time to time to be collected with respect to Eligible Receivables from third-party payors within 150 days of the Date of Service taking into account historical and recent collection rates for each payor class (e.g., Medicare, Medicaid, commercial, etc.), entitled reimbursement pursuant to any contract or arrangement between a Borrower and the applicable Account Debtor(s), offsets, historical returns, rebates, discounts, credits and allowances, and other factors that affect the collectability of Eligible Receivables.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of any Credit Party to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute and contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or under applicable law including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Credit Party for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Operating Lease” means any lease of any Project to Borrower separate and distinct from the owner of the applicable Project, and all amendments thereto and extensions thereof.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means, with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents.

“Participant Register” shall have the meaning assigned to the term in Section 12.2.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (excluding a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and is maintained or to which any Credit Party or any member of the Controlled Group has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permit” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Lender of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Lender notice of the commencement of such contest and upon request by Lender, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; (f) a final determination of such contest could not result in Lender’s Lien and its priority on the Collateral being adversely affected, altered or impaired; and (g) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of commercially reasonable business judgment.

“Permitted Indebtedness” shall mean: (i) Indebtedness under the Loan Documents, (ii) Capitalized Lease Obligations incurred after the Closing Date and secured only by the Equipment being leased pursuant to such Capitalized Lease Obligations; (iii) Indebtedness incurred pursuant to purchase money Liens, provided that the aggregate amount thereof outstanding at any time shall not exceed $150,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any Default of the financial and loan covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses incurred in the ordinary course of business and paid on a timely basis; (vi) borrowings incurred in the ordinary course of business and not exceeding $150,000 individually or in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of the Lender’s rights and in form and substance satisfactory to Lender; (vii) Indebtedness in the form of insurance premiums financed through the applicable insurance company; (viii) the Closing Date Subordinated Debt (and any refinancing or conversion thereof with the Closing Date Subordinated Creditor; provided, that the terms of such refinancing or conversion shall be on terms no less favorable than the terms of the existing Closing Date Subordinated Debt as of the Closing Date); (ix) Indebtedness outstanding on the date of this Agreement and set forth on Schedule 7.2 (but not including any refinancings, extensions, increases or amendments to such Indebtedness other than conversions to equity (provided, that the terms of such conversion shall be on terms no less favorable than the terms of the existing Indebtedness as of the Closing Date) or extensions to the maturity thereof without any other change in terms); and (x) any other Indebtedness that Lender may expressly consent to in writing prior to its incurrence, which consent shall be in the sole discretion of Lender. Notwithstanding the foregoing, Borrower shall incur no Indebtedness if the incurrence of such Indebtedness will, directly or indirectly, cause a Default or an Event of Default under this Agreement. Borrower shall not make prepayments on an existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA, or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the ordinary course of business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) Liens and encumbrances in favor of Lender under the Loan Documents; (g) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 7.3; (h) any Lien on any Equipment securing Indebtedness permitted under subpart (iii) of the definition of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (i) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, and other similar real estate charges or encumbrances, minor defects or irregularities in title and other similar real estate Liens, in each case solely affecting real property, none of which, individually or collectively, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary thereof or (ii) materially or adversely affect the value of the real property; (j) leases, subleases, licenses or sublicenses of the assets or properties of any Borrower or Subsidiary, in each case entered into in the ordinary course of such Borrower or Subsidiary and not interfering in any material respect with the business of any Borrower or any Subsidiary thereof; (k) normal and customary set off rights against deposits of cash in depository accounts permitted hereunder in favor of banks at which a Borrower or any Subsidiary thereof maintains such depository accounts, which set off rights only secure the obligations of such Borrower or Subsidiary thereof to pay ordinary course fees and bank charges; (l) Liens consisting of precautionary filings of UCC financing statements filed with respect to operating leases permitted hereunder and any interest of title of a lessor under any operating lease permitted hereunder; and (m) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” shall mean any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority or any other entity of whatever nature.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Lender may, upon prior written notice to Borrowers, choose a reasonably comparable index or source to use as the basis for the Prime Rate, and further provided, that in no event shall the Prime Rate be lower than such rate as in effect as of the Closing Date, and further provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

“Project” means any facility (including any laboratory) operated or owned or leased by any Borrower or any of its Subsidiaries.

“Register” shall have the meaning assigned to the term in Section 12.1.

“Related Intangibles” shall mean, in each case to the extent arising out of or supporting the payment or performance of Accounts of any Borrower, all of Borrower’s interest in any (a) right to payment of a monetary obligation, (b) any account receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all rights, remedies, guarantees (as defined in the UCC), “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, (e) all related contract rights or rights to payment of money, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), and all other collateral evidencing, securing or otherwise relating to or associated with the Accounts of Borrower, wherever located, including without limitation all rights of enforcement and collection and (f) all proceeds of any of the foregoing.

“Revolving Facility Termination” shall mean any of the following:

a.     A termination of the Revolving Facility by any Borrower under Section 11.1 hereof,

b.     any other voluntary or involuntary termination of the Revolving Facility and/or Obligations relating to the Revolving Facility by any Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise,

c.     Lender demands or Borrowers are otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default,

d.     Lender terminates its obligations to make Advances hereunder upon the occurrence of an Event of Default, or

e.     any payment reduction or reduction of the outstanding balance of the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law.

“Revolving Loan” means the aggregate of the loans made pursuant to Section 2.1(a).

“Revolving Loan Limit” means, at any time, the lesser of (a) the Facility Cap and (b) the Borrowing Base.

“Self-Pay Account” shall mean an Account payable by the individual receiving medical goods or services or by an individual (as opposed to a third party insurance company, Medicare, Medicaid or similar entity) responsible for such payment on behalf of the individual receiving medical goods or services. Self-Pay Accounts shall also include any co-pays and deductibles payable by such individual.

“Settlement Agreement” shall mean that certain Settlement Agreement, dated as of January 28, 2013, by and between the United States Department of Justice and RedPath Integrated Pathology Incorporated (now known as, Interpace Diagnostics Corporation) whereby Interpace Diagnostics Corporation has assumed the obligation to make certain annual payments to the Department of Justice until the settlement amount, in the initial principal amount of $3,000,000, is paid in full.

“Subordination Agreement” means each agreement between Lender and another creditor of Borrowers, including, without limitation, the Closing Date Subordination Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which Indebtedness or other obligations owing from any Borrower(s) and/or the Liens securing such Indebtedness granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Loan Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Lender in the exercise of its sole discretion.

“Subordinated Debt” means any Indebtedness of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Lender, including, without limitation, the Closing Date Subordination Debt, all of which documents must be in form and substance acceptable to Lender in its sole discretion.

“Subordinated Debt Documents” means any documents evidencing and/or securing Indebtedness governed by a Subordination Agreement, including, without limitation, the Closing Date Subordinated Debt Documents, all of which documents must be in form and substance acceptable to Lender in its sole discretion.

“Subsidiary” shall mean (i) as to a Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Term” shall mean the period commencing on the Closing Date and ending on September 28, 2018.

“Termination Date” means the earlier to occur of (a) the Commitment Expiration Date, (b) any date on which Lender accelerates the maturity of the Loans pursuant to Article VIII, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 11.1.

“Termination Fee” shall mean (for the time period indicated) the amount equal to (i) two percent (2%) of the Facility Cap if a Revolving Facility Termination occurs on or before the first anniversary of the Closing Date and (ii) one percent (1%) of the Facility Cap if a Revolving Facility Termination occurs after the first anniversary of the Closing Date; provided, however, should Borrower refinance the Loan (x) in connection with, directly or indirectly, the occurrence of a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions, or (y) other than through a refinance with another cash flow lender, “Termination Fee” shall mean the amount equal to three and one-half percent (3.5%) of the Facility Cap. The Termination Fee is an “Obligation,” as that term is defined herein.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” and “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” and “U.S.” means the United States of America.

“Unused Line Fee” shall have the meaning assigned to the term in Section 3.2.

1.3	Other Definitional and Interpretative Provisions

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Unless otherwise specified herein, all amounts (including, for the avoidance of doubt, for purposes of calculating the Borrowing Base) shall be calculated in Dollars. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.

1.4	Time is of the Essence

Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Loan Documents.

II.	ADVANCES, PAYMENT AND INTEREST

2.1	Advances

(a)     Subject to the provisions of this Agreement, Lender shall make Advances to the Borrowers under the Revolving Facility from time to time during the Term, and not more than once per each week unless agreed to by Lender and subject to the processing fees set forth in Section 2.4; provided that, notwithstanding any other provision of this Agreement (but subject to the provisions of this Section 2.1(a)), the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the Revolving Loan Limit. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrowers. Unless otherwise permitted by Lender, each Advance requested by Borrowers shall be in an amount of at least $25,000. Subject to the provisions of this Agreement, Borrowers may request Advances under the Revolving Facility up to and including the value, in Dollars, of eighty five percent (85%) of the Borrowing Base minus (i) amounts outstanding under the Revolving Facility, and (ii) amounts, if any, reserved pursuant to this Agreement, which reserves may be established by Lender in its Permitted Discretion (such calculated amount being referred to herein as the “Availability”). Advances under the Revolving Facility automatically may, in the discretion of the Lender, be made for the payment of interest on the Revolving Facility and other Obligations on the date when due to the extent of Availability and as provided for herein.

(b)     Lender has established the above-referenced advance rate for Availability and, to the extent the Net Collectible Value determination does not fully reflect the risks associated with the expected collectability of Eligible Receivables, may further adjust such advance rate used to determine Availability to reflect such risks. Any such adjustment to the advance rate shall be made by Lender, as warranted by Lender’s underwriting practices and procedures in its Permitted Discretion and shall be based on Lender’s due diligence and audits. In addition, Lender shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves (without duplication of other reserves) against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrowers under the Revolving Facility pursuant to this Agreement.

(c)     [Reserved].

(d)     Lender may in its sole and absolute discretion make one or more Advances in excess of Availability. The making of any Advance(s) in excess of Availability shall not be deemed an acknowledgement that any additional such Advance(s) will be made or may be required to be made; nor shall any such Advance(s) be deemed to establish any course of conduct, waiver, or estoppel that would obligate Lender to make any further such Advance or prevent the Lender from treating the Borrowers’ failure to repay such Advance(s) as a Default or an Event of Default. In the event outstanding Advances under the Revolving Facility exceed the Availability (whether because of an intentional Advance in excess of Availability or a reduction in the Borrowing Base or otherwise), Lender may charge an over-advance fee of 10% of the amount by which such outstanding Advances exceed the Availability. Such over-advance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such over-advance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such over-advance from being a Default or an Event of Default. The over-advance fee shall be paid on the first Business Day of each week if the amount outstanding hereunder is in excess of the Availability at any time during the immediately preceding week.

(e)     Borrowers may request from time to time certain otherwise non-Eligible Receivables to be included as Eligible Receivables for purposes of calculating Availability. If after underwriting such Accounts, Lender determines in its sole discretion to include them as Eligible Receivables, Borrowers shall pay to Lender an additional underwriting fee in an amount equal to 2% of the Borrowing Base attributable to such Accounts at such time (and from time to time) as such Accounts are included in the Borrowing Base. Payment of such additional underwriting fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to this Section 2.1, or (iii) directly by Borrowers. In addition, Lender may, in its sole discretion require an amendment to this Agreement including additional representations, warranties and/or covenants, as a condition for including additional Accounts as Eligible Receivables.

2.2	Evidence of Obligations; Maturity

(a)     Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the outstanding Obligations to Lender, including, without limitation, the amounts of principal, interest, fees and other amounts payable and paid to Lender from time to time under this Agreement.

(b)     The entries made in the electronic or written records maintained pursuant to subsection (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Obligations in accordance with their terms. Subject to the foregoing, Advances under the Revolving Facility may also be evidenced by a promissory note, payable to the order of Lender, duly executed and delivered by Borrowers and dated as of the date hereof, evidencing the aggregate indebtedness of Borrowers to Lender resulting from Advances under the Revolving Facility, from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the promissory note. Lender may account to Borrowers from time to time with a statement of Advances under the Revolving Facility, the amounts outstanding hereunder, and charges and payments made pursuant to this Agreement, and in the absence of manifest and demonstrable error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrowers in writing to the contrary within 30 calendar days of receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(c)     All amounts outstanding hereunder and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Termination Date.

2.3	Interest

Interest shall accrue on the principal amount outstanding from time to time hereunder at a rate per annum equal to the Prime Rate plus the Applicable Margin calculated on the basis of a 360-day year and adjusted for the actual number of calendar days elapsed in each interest calculation period. Interest shall be payable by Borrower monthly in arrears but in no event later than the first Business Day of each calendar month, commencing October 1, 2016. Interest payments may, at the discretion of the Lender, be made (i) by application of funds in the Concentration Account as set forth in Section 2.5, (ii) by an Advance on the Revolving Facility as set forth in Section 2.1, without any further action by Borrowers, or (iii) directly by Borrowers. Interest shall continue until the irrevocable payment in full in cash of the Obligations and termination of this Agreement. Any accrued but unpaid interest shall be added to the Obligations and increase the principal amount outstanding under the Revolving Loan on the first Business Day of each month.

2.4	Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrowers may give Lender written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender in its Permitted Discretion, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters specified therein, and (iv) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third party being sought, requested or claimed, or, to Borrowers’ knowledge, threatened against any Borrower or Borrower’s Affiliates. In the event that Borrowers do not request an Advance during any two consecutive calendar weeks, Borrowers shall, on the last Business Day of the second such week (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, deliver to Lender a Borrowing Certificate which shall (w) certify the matters specified therein, (x) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third-party payor being sought, requested or claimed, or, to Borrowers’ knowledge, threatened against any Borrower or Borrower’s Affiliates, and (y) be accompanied by a separate detailed aging and categorizing of Borrowers’ accounts receivable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. The Borrowing Certificate shall be executed by a duly appointed officer of the Borrower, certifying the matters specified therein. On each Borrowing Date, Borrowers authorize Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4 (or to such other account as to which the appropriate Borrower shall expressly instruct Lender in writing), in all cases for credit by the recipient of such proceeds to the appropriate Borrower, via Federal funds wire transfer no later than 4:00 p.m. (New York City time); provided, however, if any amounts are then due to Lender on account of any interest, fees or expense reimbursements due under the Loan Documents at the time such Advance is requested, Lender is authorized (but not required) to reduce the proceeds to Borrowers with respect to such Advance by the amount of such interest, fees or expense reimbursements and to retain such amounts as payment of such interest, fees or expense reimbursements. It is understood and agreed that Lender shall have no responsibility for the application of proceeds disbursed pursuant to Schedule 2.4 and such proceeds so disbursed shall be deemed to have been disbursed to the Borrower entitled thereto. Lender shall charge a processing fee of $150.00 for the first Advance each calendar week and $150.00 for each additional Advance during such calendar week.

2.5	Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Prior to the consummation of the transactions contemplated by this Agreement, the Borrowers shall establish and maintain at the Borrowers’ expense (A) one or more accounts (collectively, the "Governmental Lockbox Account") with a depository institution satisfactory to the Lender into which all collections in respect of Governmental Receivables shall be deposited and (B) one or more accounts (collectively, the "Commercial Lockbox Account") with a depository institution satisfactory to the Lender into which all collections in respect of all other Accounts and Collateral shall be deposited, pursuant to one or more agreements acceptable to Lender in its Permitted Discretion (collectively, the “Lockbox Agreement”). (The Governmental Lockbox Account and the Commercial Lockbox Account are referred to collectively in this Agreement as the "Lockbox Account" and the depository institution(s) in which the Lockbox Account is maintained are referred to as the “Lockbox Bank”.) The Borrowers hereby agree to direct each payor of an Account to remit all payments with respect to such Account for deposit in the Commercial Lockbox Account (other than Medicaid/Medicare Account Debtors and other Account Debtors which require their payments to be made directly to a Borrower, which shall be directed to remit all payments with respect to such Accounts for deposit in the Governmental Lockbox Account) by (A) delivering to each such payor a notice containing such instructions and (B) identifying the Commercial Lockbox Account as the “pay to” address on all bills sent to payors of all Accounts other than Governmental Receivables. The Borrowers further agree not to change such directive to payors without the prior written consent of the Lender. The Borrowers agree not to terminate the Commercial Lockbox Account or the Governmental Lockbox Account. The Lockbox Agreement shall instruct the Lockbox Bank to immediately transfer all funds paid into the Lockbox Accounts into a depository account or accounts owned and maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to the Lockbox Bank from time to time (the “Concentration Account”). The Borrowers agree not to revoke such instructions and the Borrowers hereby agree not to change or direct the custodian thereof to modify such sweep order or to provide any other or additional instructions to the custodian thereof. In the event the Borrower terminates the Governmental Lockbox Account, changes the sweep order with respect to the Governmental Lockbox Account or the payors receive any instruction whatsoever from or on behalf of any Borrower indicating that collections with respect to the Accounts should be sent to any location other than the respective Lockbox Account, the Borrowers hereby acknowledge and agree that such actions would be an express violation of this Agreement constituting an Event of Default hereunder, would cause irreparable harm to the Lender for which there would be no adequate remedy at law, and agree and consent to entry of an order by a court of competent jurisdiction granting the Lender specific performance of the terms and provisions of this Agreement as to the Borrowers.

To the extent that any Account collections of any Borrower or any other cash payments received by such Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any Affiliates of any Borrower, such collections and proceeds shall be held in trust for the benefit of the Lender and immediately remitted (and in any event within one (1) Business Day), in the form received (or, with respect to cash, by check or wire transfer), to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrowers acknowledge and agree that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder under any other Loan Document, under applicable law or equity, upon each and every failure by any Borrower or any Affiliates of any Borrower to cause collections with respect to Accounts or any other cash payments to any Borrower to be deposited into the appropriate Lockbox Account as set forth in this Section 2.5, Lender shall be entitled to assess Borrowers with a non-compliance fee in an amount equal to ten percent (10%) of the amount of such collections or other cash payments; provided that such non-compliance fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such non-compliance fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-compliance to be a Default or an Event of Default. For purposes of calculating interest, all funds transferred to the Lender’s Concentration Account for application to the Obligations subsequent to the Closing Date shall be subject to a three (3) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of the Lender. All funds transferred to the Concentration Account for application to the Obligations shall be applied to reduce the Obligations hereunder in the following order of priority: (i) payment of any fees and expense reimbursements due to Lender under the Loan Documents, (ii) any other Obligations of Borrowers not included in items (iii) and (iv) below, (iii) to any interest then due and owing hereunder, and (iv) to the principal amount outstanding hereunder. For purposes of determining Availability, all funds transferred to the Concentration Account in accordance with this Section shall be applied in accordance with the foregoing sentence as of the date of the transfer. If as the result of collections of Accounts and/or any other cash payments received by a Borrower pursuant to this Section 2.5 there is a positive balance in favor of a Borrower in the Concentration Account, such positive balance shall not accrue interest in favor of any Borrowers, but shall be available to Borrowers in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrowers and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the account(s) and in the manner specified by Lender in its Permitted Discretion so long as any amounts are outstanding under the Revolving Facility.

Notwithstanding any provision to the contrary set forth in this Agreement, until such time as Borrower shall deliver a deposit account control agreement with regards to lockbox account number 1012785997 as required pursuant to the terms and conditions of Section 4.3 herein, Borrower shall no less frequently than the earlier of (i) once a week and (ii) the date upon which the balance in such lockbox account is equal to or greater than $10,000, forward to the Concentration Account all amounts in such lockbox account.

2.6	Promise to Pay; Manner of Payment

Borrowers promise to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupments, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Unless paid in accordance with Section 2.5, all payments made by Borrowers (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or deduction for counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrowers from time to time. Any such payment received after 4:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7	Repayment of Excess Advances

Subject to the following sentence, any balance of Advances under the Revolving Facility outstanding at any time in excess of the Revolving Loan Limit shall be immediately due and payable by Borrowers upon demand (or, if such overadvance was created as a result of Lender’s adjustment of the advance rates for Availability or eligibility criteria, then within five (5) Business Days, unless such adjustment by Lender was the result of any misrepresentation or fraud of a Borrower, in which case there shall be no grace period and any such overadvance shall be immediately due and payable), whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6. Notwithstanding the foregoing, if Lender intentionally makes an Advance which is in excess of Availability, such Advance shall be repaid within five (5) Business Days of a demand for repayment or when it is otherwise required to be repaid pursuant to other Sections of this Agreement.

2.8	Payments by Lender

Should any amount required to be paid under any Loan Document remain unpaid after it is due and payable and after the expiration of any cure period, if applicable, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrowers irrevocably authorize disbursements of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers account as an Advance under the Revolving Facility and added to the Obligations and increase the principal amount outstanding hereunder.

2.9	Grant of Security Interest; Collateral

(a)     To secure the payment and performance of the Obligations, and without limiting any grant of any Lien and security interest in any other Loan Document, the Borrowers hereby grant to Lender a continuing security interest in and Lien upon, and pledge to Lender, all of their right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising and wherever located (collectively and each individually, the “Collateral”):

(i) all Accounts (including health-care insurance receivables);

(ii) the Borrower’s deposit accounts identified on Schedule 7.13 hereto;

(iii) all Related Intangibles;

(iv) all of Borrower’s Books and Records relating to the foregoing; and

(iv) any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)     Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in all Collateral which may be perfected by the filing of financing statements, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10	Collateral Administration

(a)     All Collateral (except funds required to be deposited in the Lockbox Accounts) will at all times be kept by Borrowers at the locations set forth on Schedule 5.17B hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.

(b)     Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic basis as Lender may request. After the occurrence and during the continuance of an Event of Default, and upon Lender’s request, Borrowers shall execute and deliver to Lender formal written assignments of all of their Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrowers, but shall be available to Borrowers upon Borrowers’ written request.

(c)     Any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours upon reasonable prior notice to Borrowers, to verify the validity, amount or any other matter relating to any Accounts of Borrowers; provided, however, Lender shall provide Borrower with 24 hours prior notice, unless such prior notice is otherwise waived by Borrower, before Lender may visit any of Borrower’s offices or properties or any other place where Collateral is located for the purpose set forth in this Section unless such visit is otherwise permitted hereunder or pursuant to the other Loan Documents; provided, further, upon the occurrence and during the continuance of an Event of Default, Lender shall not be required to give such prior notice to any Borrower. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification.

(d)     Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrowers other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorneys’ fees, to Borrowers, and (ii) Medicaid/Medicare Account Debtors that Borrowers have waived any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or other Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to any Account or Collateral and that Lender is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Lender in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.

(e)     As and when determined by Lender in its Permitted Discretion, Lender shall have the right to perform the searches described in clauses (i) and (ii) below against Borrowers and Guarantors (the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement), at Borrowers’ reasonable expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrowers maintain their respective executive offices, a place of business or assets or in which they are organized; and (ii) bankruptcy, judgment, federal, state and local tax lien searches, in each jurisdiction searched under clause (i) above.

(f)     Borrowers (i) shall provide prompt written notice to their current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct each Account Debtor to make payments to the appropriate Lockbox Account as set forth in Section 2.5, and Borrowers hereby authorize Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents.

(g)     No Accounts or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Lender and the receipt by Lender, if Lender has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Lender prior to the commencement of such possession or control. Borrowers shall, upon the request of Lender, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Lender created pursuant to this Agreement and the Loan Documents, instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Lender’s benefit.

(h)     Each Borrower acknowledges that Lender is authorized to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Lender as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Loan Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Lender from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Lender to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to the Collateral.

(i)     Borrowers shall furnish to Lender from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Lender may reasonably request from time to time.

2.11	Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney-in-fact for Borrowers (without requiring Lender to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuance of an Event of Default, endorse the name of a Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to a Borrower and constitute collections on its Accounts; (ii) upon the occurrence and during the continuance of Event of Default, execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents, and statements that it is obligated to give Lender under any of the Loan Documents; (iii) upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Lender may reasonably deem necessary or desirable to enforce any Account or other Collateral including, without limitation, (a) demand, collect, receive for and give renewals, extensions, discharges and releases of any Account, (b) take possession of and liquidate any Account, (c) institute and prosecute legal and equitable proceedings to realize upon any Account, and (d) settle, compromise, compound or adjust claims in respect of any Account or any legal proceedings brought in respect thereof; (iv) upon the occurrence and during the continuance of an Event of Default, in the name of one or more Borrowers, notify the U.S. post office authorities to change the address for the delivery of mail addressed to such Borrower or Borrowers to such address as Lender may designate (notwithstanding the foregoing, for the purposes of notice and service of process to or upon Borrowers as set forth in this Agreement, Lender’s rights to change the address for the delivery of mail shall not give Lender the right to change the address for notice and service of process to or upon Borrowers in this Agreement); (v) perfect Lender’s security interest or lien in any Collateral, (vi) engage, on behalf of Borrowers, a third party to service and collect Borrowers’ receivables, including billing and rebilling Third Party Payors as well as the patients to the extent of their obligations thereunder and (vii) sign IRS Forms W-9 on behalf of Borrowers reflecting Borrowers’ address as the address of the Lockboxes established pursuant to Section 2.5 and deliver such Forms to Third Party Payors on the Borrowers’ Accounts. In addition, if any Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Borrower pursuant to this paragraph, may by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account. The appointment of Lender as attorney-in-fact for a Borrower is coupled with an interest and is irrevocable.

2.12	Setoff Rights

During the continuance of any Event of Default, Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by Lender or any of Lender’s Affiliates for the account of Borrower or any of their Subsidiaries (regardless of whether such balances are then due to Borrowers or their Subsidiaries), and (b) other property at any time held or owing by Lender to or for the credit or for the account of Borrowers or any of their Subsidiaries, against and on account of any of the Obligations.

III.	FEES AND OTHER CHARGES

3.1	Facility Fee

On or before the Closing Date, Borrower shall pay to Lender one percent (1.0%) of the Facility Cap as a nonrefundable fee (the “Facility Fee”).

3.2	Unused Line Fee

Borrowers shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to one-twelfth of one percent (0.083%) per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility outstanding during the preceding month from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears but in no event later than the first Business Day of each successive calendar month (starting with October 1, 2016). Payment of the Unused Line Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrowers.

3.3	Collateral Management Fee

Borrowers shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) for monitoring and servicing the Revolving Facility, equal to one-sixth of one percent (0.1666%) per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears but in no event later than the first Business Day of each successive calendar month (starting with October 1, 2016). Payment of the Collateral Management Fee may be made, at the discretion of Lender: (i) by application of available funds in the Concentration Account pursuant to Section 2.5, (ii) by application of Advances under the Revolving Facility pursuant to Section 2.1, or (iii) directly by Borrowers. The final payment shall be prorated to the date of payment in full and shall be paid on that date as part of the Obligations.

3.4	Early Termination Fees

Upon a Revolving Facility Termination, Borrowers shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations (other than indemnity obligations with respect to which no claim has been made) relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Documents), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee. Notwithstanding any other provision of any Loan Document, no Termination Fee as described above shall be due and payable if (i) Borrowers refinance the Obligations (in whole or in part) with Lender (which, for purposes of this Section 3.4, shall include Lender and any of its parents, subsidiaries or Affiliates), (ii) this Agreement terminates in accordance with its terms at the end of its Term, or (iii) Borrowers terminate this Agreement within 10 days after Borrowers provide written notice to Lender of a default by Lender hereunder, and such default by Lender remains uncured as of the date of such termination.

3.5	Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.6	Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 5% per annum (the “Default Rate”). Such increase shall be in addition to any other specific charges provided for herein for noncompliance with specific provisions of this Agreement.

3.7	Acknowledgement of Joint and Several Liability

(a)       Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)       Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.7), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of Borrower without preference or distinction among them and that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and be binding upon each Borrower.

(c)       If and to the extent that Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

(d)      The Obligations of Borrower under the provisions of this Section 3.7 constitute the full recourse Obligations of Borrower enforceable against Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.

(e)     Except as otherwise expressly provided herein, Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all Advances under the Revolving Facility. Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrower and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Borrower hereby assents to any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times during the continuance of an Event of Default, including any and all other indulgences whatsoever by Lender in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, of Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of Borrower, or otherwise operate as a release or discharge of Borrower, provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to Lender’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason either Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Borrower by reason of any insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on each other Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, Borrower assents to any other action or delay in acting or failure to act on the part of Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 3.7, afford grounds for terminating, discharging or relieving Borrower, in whole or in part, from any of its obligations under this Section 3.7, it being the intention of Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of Borrower under Section 3.7 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of Borrower under this Section 3.7 shall not be diminished or rendered unenforceable by any winding up, reorganization, amalgamation, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or the Lender. The joint and several liability of Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of Borrower or the Lender. Borrower acknowledges and confirms that it has established its own adequate means of obtaining from each other Borrower on a continuing basis all information desired by Borrower concerning the financial condition of each other Borrower and that Borrower will look to each other Borrower and not to Lender for Borrower to keep adequately informed of changes in each of the other Borrower’s respective financial conditions.

(f)     Borrower acknowledges that all or any portion of the Obligations may now or hereafter be secured by a Lien or Liens upon property of the Borrower. Lender may foreclose under all or any portion of one or more said Liens by means of judicial or nonjudicial sale or sales. Borrower agrees that Lender may exercise whatever rights and remedies it may have in respect to said security, all without affecting the liability of Borrower hereunder, except to the extent Lender realizes payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of Lender’s right to proceed in any other form of action or against Borrower or any other Borrower or other person, or diminish the liability of Borrower, or affect the right of Lender to proceed against Borrower for any deficiency, except to the extent Lender realizes payment by such action, notwithstanding the effect of such action upon Borrower’s rights of subrogation, reimbursement or indemnity, if any, against any other Borrower or any other person.

(g)     The provisions of this Section 3.7 are made for the benefit of the Lender and its permitted successors and assigns, and may be enforced by it from time to time against any or all of the Borrower as often as occasion may arise without requirement on the part of Lender or such successor or assign first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.7 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 3.7 will forthwith be reinstated in effect, as though such payment had not been made.

(h)     Borrower hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly satisfied. Any claim which Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to Borrower, its debts, or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)     Borrower hereby agrees that the payment of any amounts due with respect to the indebtedness owing by Borrower to Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by Borrower as trustee for Lender and be paid over to Lender to be applied to repay the Obligations.

IV. CONDITIONS PRECEDENT

4.1	Conditions to Closing

The obligation of Lender to consummate the transactions contemplated herein is subject to the satisfaction (or waiver), in the sole judgment of Lender, of the following:

(a)     Borrowers shall have delivered to Lender:

(i)     the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and any other parties thereto;

(ii)     A Closing Certificate certifying to the organizational documents of Borrowers, the good standing or existence of Borrowers in their jurisdiction of organization, the adoption of resolutions approving the Revolving Facility and the incumbency of their authorized officers;

(b)     Legal counsel to Borrowers and each Guarantor shall have delivered to Lender a written legal opinion, in form and substance satisfactory to Lender and its counsel;

(c)     The applicable Borrower(s) shall have delivered to Lender a Billing Agent Agreement;

(d)     Borrowers shall have executed and delivered to Lender an IRS Form 8821 in form acceptable to Lender naming Tax Guard as appointee;

(e)     Lender shall have received (i) copies of all insurance policies required by Section 6.5, (ii) a copy of the declarations page for such insurance policies and (iii) certificates of insurance and applicable endorsements confirming that the Lender has been named as sole beneficiary, lender’s loss payable or additional insured, as appropriate;

(f)     Borrowers shall have provided Lender with all information (including, including without limitation, user identifications and passwords) necessary for Lender to have on-line access to view all information regarding all of Borrowers’ bank accounts;

(g)     Borrower shall have provided evidence satisfactory to Lender of Borrower’s compliance with the requirements of Section 6.15 (relating to tracking of payroll tax payments);

(h)     Lender shall have received each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Documents or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, including, without limitation, deposit account control agreements with respect to all of Borrowers’ deposit accounts listed on Schedule 7.13 hereof;

(i)     Lender shall have received, in form and substance satisfactory to Lender, in the sole discretion of Lender, evidence that all existing indebtedness is subject to a Subordination Agreement acceptable in form and substance to Lender;

(j)     [Reserved];

(k)     Lender shall have:

(i)     completed its examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all material respects, with all applicable federal, state, foreign and local laws, statutes and regulations, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could reasonably be expected to result in any Material Adverse Effect, and (iii) it has no liability (whether contingent or otherwise) that could reasonably be expected to have a Material Adverse Effect;

(ii)     completed its legal due diligence examinations of Borrowers, the results of which shall be satisfactory in form and substance to Lender, as evidenced by Lender’s execution of the Loan Documents;

(iii)     completed a background check of the principals of Borrowers and all Guarantors and the results of such background checks are satisfactory to Lender in its sole discretion;

(iv)     received a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to the Borrowers and Guarantors in each jurisdiction required by Lender in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens that will be terminated within five (5) Business Days after the Closing Date pursuant to payoff letters acceptable to Lender in its sole discretion);

(v)     received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(l)     All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be satisfactory to Lender;

(m)     each of the representations and warranties made by Borrowers in or pursuant to this Agreement shall be accurate in all material respects on and as of the Closing Date (unless such representation or warranty relates to a prior date) and no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the transactions contemplated hereunder;

(n)     (i) No default shall exist pursuant to any of Borrowers’ obligations under any Material Contract and Borrowers shall be in compliance with all applicable laws in all material respects, in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, and (ii) Borrowers have no accounts payable or taxes payable that have been outstanding for more than 90 days, except as set forth on Schedule 4.1, or to the extent that such accounts payable or taxes payable exist, Borrowers shall provide to Lender written evidence (satisfactory to Lender in its Permitted Discretion) from such account creditors and/or taxing authorities of payment plans with respect thereto;

(o)     No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect; and

(p)     Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2	Conditions to Advances

The obligations of Lender to make the initial Advance and any subsequent Advance under the Revolving Facility is subject to the satisfaction (or waiver), in the sole judgment of Lender, of the following:

(a)     Borrower shall deliver to Lender a Borrowing Certificate in the form of Exhibit A executed by an authorized officer of Borrowers,

(b)     Borrowers shall have established Lockbox Accounts and Lender shall have received Lockbox Agreements, all in accordance with Section 2.5 and the Governmental Lockbox Account shall have been assigned to Lender as security;

(c)     each of the representations and warranties made by Borrowers in or pursuant to this Agreement shall be accurate in all material respects on and as of the date the Advance is requested as if made on and as of such date (unless such representation or warranty relates to a prior date), before and after giving effect to such Advance; and no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(d)     (i) No default shall exist pursuant to any of Borrowers’ obligations under any Material Contract and Borrowers shall be in compliance with all applicable laws in all material respects, in each case except to the extent such failure would not reasonably be expected to have a Material Adverse Effect, and (ii) Borrowers have no accounts payable or taxes payable that have been outstanding for more than 90 days, except as set forth on Schedule 4.1, or to the extent that such accounts payable or taxes payable exist, Borrowers shall provide to Lender written evidence (satisfactory to Lender in its Permitted Discretion) from such account creditors and/or taxing authorities of payment plans with respect thereto;

(e)     Immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability and the Facility Cap;

(f)     No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect; and

(g)     Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.3	Post-Closing Requirements

The obligation of Lender to make any Advance under the Revolving Facility is subject to the Borrowers taking, in the sole judgment of Lender, the actions identified below by the dates indicated.

(a)     No later than thirty (30) calendar days following the Closing Date, Borrower shall deliver to Lender copies of the specific endorsements naming Lender as (i) lender’s loss payable with respect to the insurance policies referenced in clauses (i) and (ii) of Section 6.5(a) and (ii) additional insured with respect to the insurance policies referenced in clause (iii) of Section 6.5(a);

(b)     No later than forty-five (45) calendar days following the Closing Date, the Borrowers shall deliver to Lender a fully executed deposit account control agreement with respect to the lockbox account maintained at PNC Bank, National Bank account number 1012785997;

(c)     No later than November 30, 2016, the Borrowers shall deliver to Lender evidence that the lease for the premises located at 200 Dryden Road Building 2, Suite 3100, Dresher, Pennsylvania 19025 has been terminated; and

(d)     No later than January 29, 2017, the Borrowers shall deliver to Lender evidence that the lockbox account maintained at TD Bank, N.A. account number 9068 has been closed.

V.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to advance funds to Borrowers, Borrowers, jointly and severally, represent and warrant as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1	Organization and Authority

Each Credit Party is an entity of the type specified on Schedule 5.1, is duly organized, validly existing and in good standing or existence under the laws of the jurisdiction specified on Schedule 5.1 and no other jurisdiction. Each Credit Party (i) has all requisite corporate or limited liability company power, as applicable, to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party and all amendments thereto, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is any Credit Party controlled by or a subsidiary of such an “investment company.”

5.2	Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, including the grants of Liens and security interests in the Collateral, (i) have been duly authorized by all requisite action of the appropriate Credit Party and have been duly executed and delivered by or on behalf of such Credit Party; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any Credit Party or any of the Credit Parties’ respective properties the effect of which could reasonably be expected to have a Material Adverse Effect, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of each Credit Party, or any agreement between any Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an Event of Default, or an event, fact, condition, breach, Default or Event of Default under, any indenture, agreement or other instrument to which any Credit Party is a party, or by which the properties or assets of any Credit Party are bound, the effect of which could reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any Credit Party, and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or Credit Party unless otherwise obtained. When executed and delivered, each of the Loan Documents to which each Credit Party is a party will constitute the legal, valid and binding obligation of the respective Credit Party, enforceable against such Credit Party in accordance with its terms.

5.3	Subsidiaries, Capitalization and Ownership Interests

Each Credit Party has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3. Schedule 5.3 also states the authorized and issued capitalization of each Credit Party and each subsidiary, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all of the equity securities and/or ownership, voting or membership interests it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents and any Permitted Liens. Except as listed on Schedule 5.3, no Credit Party owns an interest in or participates or engages in any joint venture, partnership or similar arrangements with any Persons.

5.4	Properties

Each Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its material properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to the Borrowers. Borrowers enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5	Other Agreements

No Credit Party is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which could reasonably be expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, or (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both; would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect.

5.6	Litigation

There is no action, suit, proceeding or investigation pending or, to any Credit Party’s knowledge, threatened against a Credit Party that (i) could reasonably be expected to affect the validity of any of the Loan Documents or the right of a Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby or (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect. No Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation initiated with respect to any Credit Party currently pending that, if adversely decided, would have a Material Adverse Effect.

5.7	Labor Matters

There are no strikes, slowdowns, work stoppages, lockouts, grievances, other collective bargaining or labor related disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. No Credit Party is engaged in unfair labor practice, and there is no unfair labor practice, complaint or complaint of employment discrimination pending against any Credit Party or threatened against any Credit Party. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. Each Credit Party and each of its predecessors and Affiliates has complied and is in compliance with all Laws pertaining to any terms or conditions of employment, including Laws governing or regarding employment standards, labor relations, application and employee background checking, immigration, the payment of wages or other compensation, including overtime compensation, employee leave, employee benefits, the classification of workers as employees and independent contractors, employment discrimination and harassment and retaliation, pay equity, occupational safety and health, workers’ compensation, and any and all other Laws governing or pertaining to the terms and conditions of employment. The provisions of any collective agreement are consistent with applicable industry standards respecting wage rates, benefits and working rules. The Borrower is not in breach of any provision of any collective agreement that it is a party to. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

5.8	Tax Returns, Governmental Reports

Each Credit Party (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by Law to be filed by such Credit Party, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable.

5.9	Financial Statements and Reports

All financial information and statements relating to any Credit Party that have been or may hereafter be delivered to Lender by any Credit Party are accurate and complete in all material respects as of such date of delivery and have been prepared in accordance with GAAP, except as may be disclosed in such financial statements, consistently applied with prior periods. No Credit Party has any material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect, Liability Event or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect or Liability Event.

5.10	Compliance with Law

Each Borrower (i) is in substantial compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrowers and/or Borrowers’ business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would not reasonably be expected to have a Material Adverse Effect. No Borrower has received any notice that a Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. No Credit Party has (a) in the preceding five years engaged in any non-exempt prohibited transaction as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, that would be reasonably likely to result in material liability to any Credit Party or any member of the Controlled Group, (b) in the preceding five years failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its Pension Plans, if any, and no such funding requirements have been postponed or delayed, (c) any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments of 1980 which remains unsatisfied. With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 26153 has not been waived. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has in the preceding five years incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

5.11	Intellectual Property

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 5.11. Such Schedule 5.11 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed. The applicable Credit Party, except as set forth on Schedule 5.11, is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens (except Permitted Liens) and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Borrower’s interest in such license or agreement or other property. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

5.12	Licenses and Permits

Without limitation of anything contained in Section 5.20 hereof: Each Credit Party is in substantial compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, Default or Event of Default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect.

5.13	Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of any Credit Party in connection with the transactions contemplated by the Loan Documents, when taken as a whole contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading in light of current circumstances. All financial projections delivered to Lender by any Credit Party (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that no Credit Party can give any assurance that such projections will be attained.

5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as permitted by the Loan Documents, Borrower (i) has no outstanding Indebtedness other than Permitted Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person other than in connection with a Permitted Lien, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with its outstanding Indebtedness and the items permitted by the Loan Documents and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

5.15	Agreements with Affiliates

There are no existing or proposed material agreements, arrangements, understandings or transactions between any Credit Party and any of its officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families.

5.16	Insurance

Borrowers have in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as in force on the date of this Agreement are listed and described on Schedule 5.16.

5.17	Names, Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.17A. Borrower is the sole owner of all of its names listed on Schedule 5.17A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.17B. Schedule 5.17B also identifies all of the addresses (including warehouses) at which any of the Collateral is located or books and records of Borrowers regarding any Collateral are kept and identifying which Collateral and which books and records are kept at each location, the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location. No Collateral and no books and records in connection therewith or in any way relating thereto or that evidence the Collateral are located at any other location. All of the Collateral is and shall remain located only in the continental United States.

5.18	Non-Subordination

The Obligations are not subordinated in any way to any other obligations of any Borrower or to the rights of any other Person, subject to the terms of the Closing Date Subordination Agreement.

5.19	Accounts

In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of a Borrower that is included on a Borrowing Certificate as an Eligible Receivable (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of Healthcare Services by such Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between such Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of Healthcare Services, a copy of which has been furnished or is available to Lender, (iv) together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by a Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to a Borrower and is not contingent in any respect or for any reason unless such offset, lien, deduction, defense, dispute, counterclaim or other adverse condition has been fully taken into account in determining the Net Collectible Value of such Account in the Borrowing Base, (v) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or materially reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, except to the extent the same is reflected in the calculation of Net Collectible Value, (vi) (A) the Account Debtor thereunder had the capacity to enter into a contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vii) subject to subsection (x) below, there are no proceedings or actions which are threatened or pending against any Account Debtors thereunder which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (viii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable Laws and is in substantial compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, if due from a Medicaid/Medicare Account Debtor, is properly payable directly to a Borrower, (ix) each Borrower has obtained and currently has all Permits necessary in the generation thereof except for any failure to obtain a Permit which would not reasonably be expected to have a Material Adverse Effect, and (x) Borrowers have disclosed to Lender on each Borrowing Certificate the amount of all Accounts of Borrowers for which Medicare is the Account Debtor and for which payment has been denied and subsequently appealed, and Borrowers are properly pursuing all available appeals in respects of such Accounts.

5.20	Healthcare Law Compliance Representations

To induce Lender to enter into this Agreement and to make credit accommodations contemplated hereby, Borrowers hereby represent and warrant that all of the information regarding the Borrowers and the Projects set forth in Schedule 5.20 is true, complete and correct, and that, except as disclosed in Schedule 5.20, the following statements are true, complete and correct as of the date hereof:

(a)     Healthcare Permits. Borrowers have (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Projects or the assets of any Borrower, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Borrowers are in compliance with the terms and conditions of all such Healthcare Permits.

(b)     Specific Licensing. Each Project is duly licensed under the applicable laws of the state where the facility is located.

(c)     Operating Leases. Any Operating Lease has been approved by all necessary Governmental Authorities. Under applicable Healthcare Laws in the state in which each Project is located, the reimbursement rate of the applicable Borrower under applicable Third Party Payor is not affected by the rental rates under the Operating Lease. The rentals provided for under the Operating Lease comply with all applicable Healthcare Laws and do not exceed the sums permitted to be paid under applicable Healthcare Laws.

(d)    Accreditation. Borrowers have received and maintain accreditation in good standing and without impairment by all applicable Accrediting Organizations, to the extent required by law (including any equivalent regulation) or the terms of any Operating Lease pertaining to the Project. No Borrower has received any notice or communication from any Accrediting Organization that a Project is (i) subject to or is required to file a plan of correction with respect to any accreditation survey, or (ii) in danger of losing its accreditation due to a failure to comply with a plan of correction.

(e)     Participation Agreements/Provider Status/Cost Reports. (i)  There is no investigation, audit, claim review, or other action pending or, to the knowledge of any Borrower, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor participation agreement or provider number or other Healthcare Permit or result in a Borrower’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit related to any Project, nor have the Borrowers made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit, nor is there any action pending or, to Borrower’s knowledge, threatened to impose material intermediate or alternative sanctions with respect to any Project; (ii) the Borrowers, and, to the knowledge of the Borrowers, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Projects and have maintained their records to reflect such billing practices. No funds relating to Borrowers are now, or, to the knowledge of Borrowers will be, withheld by any Third Party Payor; (iii) Borrowers have the requisite participation agreement or provider number or other Healthcare Permit to bill the Medicare program and the respective Medicaid programs in the state or states in which such Borrowers operate (to the extent such Borrower participates in the Medicare or Medicaid program in such state or states) and all other Third Party Payor Programs (including, without limitation, Medicare) which have historically accounted for any portion of the revenues of such Project; and (iv) all Medicare, Medicaid, and private insurance cost reports and financial reports submitted by the Borrowers are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Projects remain “open” or unsettled and there are no current, pending or outstanding Medicare, Medicaid or other Third Party Payor Program reimbursement audits or appeals pending with respect to the Projects or the Borrowers.

(f)     No Violation of Healthcare Laws. (i) None of the Projects or the Borrowers are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect; (ii) Borrowers are HIPAA Compliant; and (iii) no Project is currently subject to any plan of correction that has not been accepted by or is currently the subject of a review by the applicable state authority.

(g)     Proceedings. No Borrower nor any Project is subject to any proceeding, suit or, to Borrowers’ knowledge, investigation by any Governmental Authority (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements, or which would have a Material Adverse Effect on any Borrower or the operation of any individual Project; (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate, provider agreement or Healthcare Permits of any Project; (iii) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by a Borrower; or (iv) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower (including, without limitation, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports.

(h)     Ancillary Laws. Borrowers have received no notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any Governmental Authority or other authority with respect to the Projects or the Borrowers.

(i)     Fraud and Abuse.

(i)     No Borrower has, or to its knowledge has been threatened to have, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower has, engaged in any of the following: (1) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (2) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (3) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (4) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (II) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (5) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (I) not provided as claimed, or (II) false or fraudulent; or (6) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (I) a Project in order that the Project may qualify for Governmental Authority certification, or (II) information required to be provided under 42 U.S.C. § 1320a-3. All contractual arrangements to which Borrower is a party are in compliance with all Healthcare Laws, except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect.

(ii)     No Borrower has been, or to its knowledge has been threatened to be, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower: (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; (3) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (4)has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tarn action brought pursuant to 31 U.S.C. §3729 et seq.; (5) has been made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any law; or (6) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving and/or related to its compliance with Healthcare Laws or involving or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

5.21	Compliance with Environmental Requirements; No Hazardous Substances

(a)     No investigation, proceeding, directive, notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances, or (iv) release of Hazardous Substances;

(b)     No property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA;

(c)     Each Credit Party and its business, operations, assets, Equipment, property, leaseholds and other facilities is in compliance in all material respects with all Environmental Laws, specifically including all Environmental Laws concerning the storage and handling of Hazardous Substances; and

(d)     There has been no material emission, spill, release, or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any Hazardous Substances at or from any of the real property listed on Schedule 5.4.

For purposes of this Section 5.21, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

5.22	Material Contracts

Except for the Organizational Documents and the other agreements set forth on Schedule 5.22 (collectively with the Organizational Documents, the “Material Contracts”), there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a) through (e) requiring payment of more than $25,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, or (h) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 5.22 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee), the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

5.23	Reliance on Representations; Survival

Borrowers make the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility. No investigation or inquiry made by or on behalf of Lender nor knowledge by Lender which is in any fashion inconsistent with the representations and warranties contained herein, shall in any way (i) affect or lessen the representations and warranties made and entered into by the Borrowers hereunder, or (ii) reduce or in any way affect Lender’s rights with respect to a breach of such representations and warranties.

VI. AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

6.1	Financial Statements, Reports and Other Information

(a)     Financial Reports. Borrowers shall furnish to Lender (i) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrowers, annual financial statements of Borrowers, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, compiled by an accounting firm acceptable to Lender, and, if Borrowers’ annual revenues exceed $20,000,000, such financial statements shall be audited and certified without qualification, except with regards to those matters set forth on Schedule 6.1, by an independent certified public accounting firm satisfactory to Lender and accompanied by related management letters, if available, and (ii) within thirty (30) calendar days after the end of each calendar month, a trial balance sheet and income statement for the immediately preceding month; (iii) within forty-five (45) days after the end of each calendar quarter, unaudited financial statements of Borrowers consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrowers shall also deliver a compliance certificate of their chief executive officer or chief financial officer in the form set forth in Exhibit B (a “Compliance Certificate”) showing compliance with all financial and loan covenants set forth in Annex I. Notwithstanding any other provision of this Agreement, in the event any of the financial statements or other financial reports due by Borrowers under this Section 6.1(a) are not timely delivered to Lender, Borrowers shall pay Lender a late fee equal to $250 per day until such statements or reports are delivered to Lender. Such late fee shall be in addition to any other fees, charges or other provisions that may increase the Applicable Rate of interest hereunder and the assessment or collection of such late fee shall not, unless Lender specifically agrees in writing to the contrary, prevent Lender from considering any such non-timely delivery to be a Default or an Event of Default.

(b)     [RESERVED].

(c)     Forms 941. Within thirty (30) calendar days following the end of each calendar quarter, Borrowers shall furnish Lender with a copy of all IRS Forms 941 required to be filed by Borrowers with respect to the quarter then ended.

(d)     Other Materials. Borrowers shall furnish to Lender as soon as available, and in any event within fifteen (15) calendar days after the preparation or issuance thereof or at such other time as set forth below:

(i)     Shareholder Communications. Any reports, returns, information, notices and other materials that Borrowers shall send to their stockholders, members, partners or other equity owners at any time;

(ii)     Cost Reports. All Medicare and Medicaid cost reports and other document and materials filed by or on behalf of Borrowers and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrowers;

(iii)     Medicare/Medicaid Documents. Any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for, or on behalf of, Borrowers or any of their Subsidiaries, including, without limitation, (A) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (B) Medicaid or Medicare provider numbers and agreements, (C) state surveys pertaining to any Project, (D) participating agreements relating to medical plans and (E) copies of all Medicare or Medicaid surveys, or other surveys or reviews conducted by any government health plan or other accreditation entity;

(iv)     Accounts Receivable Aging Schedule. Within ten (10) calendar days after the end of each calendar month for such month, detailed accounts receivable aging schedules as of the end of such month, in a form satisfactory to Lender;

(v)     Other Monthly Reports. Within (x) ten (10) calendar days after the end of each calendar month for such month, (A) a report of the status of all payments, denials and appeals of all Medicaid and/or Medicare Accounts and (B) a sales and collection report (including credits issued), such report showing a reconciliation to the amounts reported in the monthly financial statements and (y) thirty (30) calendar days after the end of each calendar month for such month, (A) an accounts payable aging schedule in a form satisfactory to Lender, such report showing a reconciliation to the amounts reported in the monthly financial statements, and (B) a report of census and occupancy percentage;

(vi)     Insurance Renewals. Prior to the expiration date of each of the insurance policies required to be maintained pursuant to Section 6.5, proof of the renewal of each such insurance policy together with copies of the declarations page for each such renewed policy;

(vii)     Accountants Communications. Promptly upon receipt thereof, copies of any reports submitted to Borrowers by their independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants;

(viii)     Bank Statements. Copies of monthly bank statements for each bank account maintained by Borrower as soon as available, and in any event within ten (10) calendar days after the end of each calendar month;

(ix)     Cash Flow Statements. Within ten (10) calendar days after the end of each calendar month for such month, detailed cash flow statement, in a form satisfactory to Lender; and

(x)     Documents Requested by Lender. Such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time, including, but not limited to, periodic receivable and payable aging reports, payroll tax information, dilution analyses, origination reports and default/charge off reports.

(e)     Notices. Borrowers shall promptly, and in any event within five (5) Business Days after any Borrower or any officer of any Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by any Borrower or otherwise affecting or involving or relating to any Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $50,000, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of an Account to the effect that such payor has one or more claims against Borrower involving aggregate amounts in excess of $50,000, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including without limitation, claims or disputes in the amount of $50,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice given by a Borrower to any other lender of a Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability outside the ordinary course of business, (viii) termination of any executive manager of any facility owned, operated or leased by any Borrower, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

(f)     Consents. Borrowers shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its Permitted Discretion (as communicated to Borrowers by written notice) for the protection of its Collateral and that are reasonably satisfactory to Lender in its Permitted Discretion with respect to the Loan Documents and the transactions contemplated thereby or any of the Collateral.

(g)     Operating Budget. Borrowers shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrowers thereafter not more than sixty (60) calendar days preceding the commencement of such fiscal year, month by month projected operating budgets, annual projections, balance sheets and cash flow reports of and for Borrowers for such upcoming fiscal year (including an income statement for each month), in each case prepared in accordance with GAAP consistently applied with prior periods.

(h)     Healthcare Notices. Borrowers shall notify Lender within 3 Business Days (but in any event prior to Borrowers submitting any requests for advances of reserves or escrows or fundings of credit facility proceeds under this Agreement) following the occurrence of any facts, events or circumstances known to a Borrower, whether threatened, existing or pending, that would make any of the representations and warranties contained in Section 5.20 untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Lender the scope and nature of the fact, event or circumstance), and shall provide to Lender within 2 Business Days of Lender’s request, such additional information as Lender shall request regarding such disclosure.

6.2	Payment of Obligation

Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, or (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except to the extent such amounts are the subject of a Permitted Contest, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound. Notwithstanding the foregoing, Borrower shall make full and timely payment in cash of the principal of and interest on the Loans, Advances and all other Obligations when due and payable, subject to any applicable grace period.

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrowers shall (i) engage principally in the same or similar lines of business substantially as heretofore conducted, (ii) collect their Accounts in the ordinary course of business, (iii) maintain all of their material properties, assets and Equipment used or useful in their business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrowers using commercially reasonable business judgment), (iv) from time to time make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrowers using commercially reasonable business judgment, and (v) maintain and keep in full force and effect their existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of their business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect.

6.4	Compliance with Legal, Tax and Other Obligations

Borrower shall (i) substantially comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, as and when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established; provided, however, all payroll taxes payable in connection with each payroll shall be paid or funds shall set aside in a reserve in an amount adequate to pay all such payroll taxes contemporaneously with the payment of such payroll, and (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, except where the failure to comply with any of the foregoing provisions of this Section 6.4 could reasonably be expected not to have a Material Adverse Effect.

6.5	Insurance

(a)     Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; (ii) maintain business interruption insurance, (iii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iv) maintain insurance under all applicable workers’ compensation laws. All of the insurance policies referenced above shall be (x) satisfactory in form and substance to Lender in its Permitted Discretion and (y) placed with insurers having an A.M. Best policyholder rating acceptable to Lender in its Permitted Discretion. Borrower agrees that it shall not alter, amend, modify or cancel its insurance policies without thirty (30) Business Days prior written notice to Lender unless such alteration, amendment, modification or cancellation, shall be in compliance with the requirements set forth above. The insurance policies referenced in clauses (i) and (ii) shall name Lender as lender’s loss payable thereunder. The insurance policies referenced in clause (iii) shall name Lender as an additional insured thereunder.

(b)     In the event any Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrowers’ expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Lender may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that such Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.

6.6	True Books

Borrowers shall (i) keep true, complete and accurate books of record and accounts in accordance with commercially reasonable business practices in which true and correct entries are made of all of their dealings and transactions in all material respects; and (ii) set up and maintain on their books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to their business, and include such reserves in their quarterly as well as year-end financial statements.

6.7	Inspection; Period Audits

Borrowers shall permit the representatives of Lender, at the expense of Borrowers, from time to time during normal business hours, upon reasonable notice but not more than three times in any calendar year (provided that upon the occurrence and during the continuance of an Event of Default, there shall be no restrictions on the number of times that Lender may perform the activities described in this Section 6.7 nor shall Lender be required to give prior notice to any Borrower), to (i) visit and inspect any of their offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of Borrowers’ books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss Borrowers’ business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with Borrowers’ officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

6.8	Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Lender’s reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Documents or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including without limitation a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

6.9	Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrowers shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of their material Indebtedness, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as required by GAAP shall have been made.

6.10	Lien Terminations

If Liens other than Permitted Liens exist, Borrowers immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11	Use of Proceeds

Borrowers shall use the proceeds of Loans solely for (a) transaction fees incurred in connection with the Loan Documents, and (b) for working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used (i) to repay the Closing Date Subordinated Debt or any other Permitted Indebtedness listed on Schedule 7.2 hereof, or (ii) by the Dormant Subsidiaries.

6.12	Collateral Documents; Security Interest in Collateral

Borrowers hereby authorize Lender to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto, without the signature of any Borrower and hereby ratifies, confirms and consents to any such filings made by Lender prior to the date hereof. Borrowers hereby agree to execute any additional documents or financing statements which Lender deems necessary in its Permitted Discretion in order to evidence Lender’s security interest in the Collateral. Borrowers shall not allow any financing statement (other than that filed by or on behalf of Lender and other than Permitted Liens) to be on file in any public office covering any Collateral or the proceeds thereof. Pursuant to Section 2.11, Lender has full power of attorney to execute, deliver, file, register and/or record in the name of any or all Borrowers and financing statements, schedules, assignments, instruments, and documents necessary to perfect Lender’s security interest in or Lien on any Collateral. If necessary or advisable beyond that power of attorney, and at the reasonable request of Lender upon reasonable notice, Borrowers shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or deliver of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrowers irrevocably grant Lender the right, at Lender’s option, to file any or all of the foregoing) and (ii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations and increase the principal amount outstanding hereunder.

6.13	Right of First Refusal

If at any time any Borrower receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for any type of debt financing for a Borrower or any of its then current Subsidiaries, Borrowers shall notify Lender of the Offer in writing (including all material terms of the Offer) and Lender shall have ten (10) Business Days after receipt of such notice (the “Option Period”) to agree to provide such debt financing in the place of such Person upon terms and conditions no less favorable to Borrowers as set forth in the Offer, together with such additional terms as may generally be standard or reasonable in similar debt financings. Lender shall notify Borrowers in writing of Lender’s acceptance of the Offer pursuant hereto (the “Acceptance Notice”), in which case Borrowers shall obtain such debt financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Borrowers may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of the foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer during the ninety (90) calendar day period following the expiration of the Option Period, Borrowers shall not be permitted to consummate the Transaction without again complying with this Section 6.13. For purposes of this Section 6.13, “Lender” shall include SCM Specialty Finance Opportunities Fund, L.P., a Delaware limited partnership, and any of its parents, subsidiaries or Affiliates.

6.14	Taxes and Other Charges

(a)     Except as required by applicable law, all payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction or withholding for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender (i) taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, (A) imposed as a result of Lender being organized under the laws of, having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) taxes attributable to Lender's failure to comply with Section 6.14(c) and (iii) any withholding Taxes imposed under FATCA (all such taxes that are not excluded in this sentence being “Indemnified Taxes”). If any applicable law (as determined in the good faith discretion of the applicable Borrower) requires the deduction or withholding of any tax from any such payment by a Borrower, then the applicable Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive (whether or not having the force of law) from any Governmental Authority (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document (except for Indemnified Taxes and taxes excluded from the definition of Indemnified Taxes pursuant to the first sentence of Section 6.14(a)), or (B) imposes on Lender any other condition or increased cost (other than taxes) in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to Sections 6.14(a) or (b) it shall promptly notify Borrowers of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to Sections 6.14(a) or (b) submitted by Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. For purposes of this Section, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in any applicable Law”, regardless of the date enacted, adopted or issued.

(c)     Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower, at the time or times reasonably requested by the applicable Borrower, such properly completed and executed documentation reasonably requested by the applicable Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower as will enable the applicable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower as may be necessary for the applicable Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower in writing of its legal inability to do so.

6.15	Payroll Agent

The Borrower shall at all times either (a) retain and use a payroll agent for purposes of processing, managing and paying Borrower’s payroll, including all payroll tax payments required to be made under applicable tax laws and regulations, or (b) be enrolled in the Electronic Federal Payment Tax Service on line at www.efpts.com and provide such information and authorizations to Lender as may be required for Lender to monitor payment of periodic payroll taxes or (c) utilize a professional employer service organization to lease employees provided that such organization provides to Borrower adequate insurance against the failure of such organization to make required tax payments with respect to the leased employees. If the Borrower uses a payroll agent, the payroll agent shall be a third party, independent of the Borrower, reasonably acceptable to Lender. The Borrower shall instruct the payroll agent to provide such reports directly to Lender as Lender may request from time to time reflecting payment of applicable payroll taxes and, in any event, such payroll agent shall deliver to Lender within ten (10) calendar days after the end of each calendar month a report of Borrower’s payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.16	[Reserved]

6.17	Hazardous Substances

(a)     If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Substances.

(b)     Borrowers will provide Lender within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Lender that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Substances or Hazardous Substances Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Lender’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Substances or Hazardous Substances Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

6.18	Healthcare Operations

(a)     Borrower will:

(i)     timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports (other than cost reports as provided in Section 6.19(a)(ii) below) of every kind whatsoever required by Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect and shall not remain open or unsettled); and

(ii)     timely file or caused to be timely filed (after giving effect to any extension duly obtained), all cost reports required by Healthcare Laws, which reports shall be materially accurate and complete in all respects and not misleading in any material respect and which shall not remain open or unsettled, except in accordance with applicable settlement appeals procedures that are timely and diligently pursued and except for any processing delays of any Governmental Authority.

(b)     Borrower will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under Healthcare Laws to carry on the business of Borrowers as it is conducted on the Closing Date.

(c)     Borrower will not suffer or permit to occur any of the following:

(i)     any transfer of a Healthcare Permit or rights thereunder to any Person (other than Borrowers or Lender) or to any location other than a Project approved by Lender in advance in writing;

(ii)     any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Lender;

(iii)     any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit without Lender’s prior written consent;

(iv)     any voluntary transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of any Borrower) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred; or

(v)     any fact, event or circumstance for which notice to Lender is required under Sections 5.20 and 6.1(h).

(d)     Borrower will maintain a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Lender and/or any outside consultants from time to time to review such CCP: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to detect violations of the CCP; and (vi) mechanisms to immediately respond to detected violations of the CCP.

(e)     Borrower will at all times be HIPAA Compliant.

(f)     If any Project is currently accredited by an Accrediting Organization, Borrower will (i) maintain such accreditation in good standing and without limitation or impairment, (ii) promptly submit to the Accrediting Organization a plan of correction for any deficiencies listed on any accreditation survey report, and (iii) cure all such deficiencies within such time frame as is necessary to preserve and maintain in good standing and without limitation or impairment such accreditation.

6.19	Landlord Waiver and Consent

Upon the request of Lender, Borrower shall deliver to Lender a Landlord Waiver and Consent for any current or future property leased by such Borrowers in which any of the Collateral is located or billing operations are conducted.

VII.	NEGATIVE COVENANTS

The Borrowers, jointly and severally, covenant and agree that, until full performance and satisfaction, and payment in full in cash, of all the Obligations (other than indemnity obligations with respect to which no claim has been made) and termination of this Agreement:

7.1	Financial Covenants

Borrowers shall not violate the financial and loan covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2	No Indebtedness Other Than Permitted Indebtedness

No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness. For the avoidance of doubt, any Permitted Indebtedness may be converted to equity; provided, that, the terms of such conversion shall be on terms no less favorable than the terms of the existing Permitted Indebtedness as of the Closing Date. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations. Notwithstanding anything to the contrary contained herein, no Borrower will, or will permit any Subsidiary to, directly or indirectly, make any payment with respect to (i) the Closing Date Subordinated Debt (other than regularly scheduled non default interest payments), (ii) the Settlement Agreement based on revenue earned for the fiscal years ending December 31, 2016 or December 31, 2017 or (iii) those certain executive severance obligations specifically set forth on Schedule 7.2 hereof; provided, that, Borrowers and/or any Subsidiary of any Borrower shall be permitted to make such payments to the extent that (x) no portion of the proceeds of the Loans will be used to make such payments and (y) five (5) days prior to the making of any such payment, Lender has received from Borrowers a certificate signed on behalf of Borrowers by an authorized officer of Borrowers certifying (i) that no Default or Event of Default has occurred and is continuing or would result from the making of any such payment, (ii) that the making of such payment is not otherwise prohibited by the terms of the Loan Documents or any Subordination Agreement and (iii) all supporting documentation as Lender shall reasonably request in connection therewith.

7.3	No Liens Other Than Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the Permitted Liens.

7.4	Investments, New Facilities or Collateral; Subsidiaries

No Borrower, directly or indirectly, shall (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture whether by merger, consolidation, outright purchase or otherwise, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) deposits to landlords and (D) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). No Borrower, directly or indirectly, shall purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.17B unless Borrowers shall provide to Lender at least thirty (30) Business Days prior written notice. Borrowers shall have no Subsidiaries other than such Subsidiaries existing at Closing.

7.5	Prohibited Payments

No Borrower shall (i) declare, pay or make any Distribution on any shares of capital stock or other securities or interests (other than Distributions to a Borrower or Distributions payable in its stock, or split-ups or reclassifications of its stock); (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement or any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that a Borrower may redeem its equity securities from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, (iv) make any payment with respect to any loan or other indebtedness from any Affiliate; or (v) make any payment of any management, or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrowers if such payment directly or indirectly causes the Borrowers to be in default of any of the financial or loan covenants set forth in Annex I.

7.6	Transactions with Affiliates

No Borrower shall enter into or consummate any transactions of any kind with any of its Affiliates other than: (i) salary, bonus, employee stock option and other compensation to and employment arrangements with directors, officers or employees in the ordinary course of business, provided, that no payment of any bonus shall be permitted if an Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) payments permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments (other than those referenced in cause (i) above) permitted under and pursuant to written agreements entered into by and between a Borrower and one or more of its Affiliates (A) both reflect and constitute transactions on overall terms at least as favorable to a Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, (B) do not grant a security interest in the Collateral to any Affiliate of a Borrower, and (C) contain payment obligations, if any, that are subordinate to the Obligations, provided, that notwithstanding the foregoing no Borrower shall enter into, consummate, or perform with respect to any transactions or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate other than Permitted Indebtedness.

7.7	Organizational Documents; Fiscal Year; Dissolution; Use of Proceeds

No Borrower shall (i) change its state of formation, or amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender and, in any event, without five (5) days’ notice to Lender, (ii) change its fiscal year, unless Borrowers demonstrate to Lender’s satisfaction, in its Permitted Discretion, compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, in its Permitted Discretion, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld or denied, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing, or (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8	Asset Sales

No Borrower shall, without the prior written approval of Lender, directly or indirectly sell, convey, transfer, assign, license, lease (that has the effect of a disposition) or otherwise dispose of (including, without limitation, any merger or consolidation or upon any condemnation, eminent domain or similar proceedings) to any Person, in one transaction or a series of related transactions, any assets of a Borrower which constitute substantially all of an operating unit of a Borrower or any other assets (including without limitation Intellectual Property) of a Borrower outside of the ordinary course of business other than (i) the grant of licenses, sublicenses (including licenses and sublicenses of Intellectual Property), leases or subleases in the ordinary course of business, (ii) the abandonment of Intellectual Property rights or allowing of Intellectual Property rights to lapse, in each case, in the ordinary course of business and which are not collectively material to the conduct of the business of the Borrower, (iii) disposition or transfer of obsolete, worn-out or surplus inventory or equipment that is not material to the conduct of the Borrowers’ business in the ordinary course of business, (iv) disposition or transfer of cash or cash equivalent investments in the ordinary course of business and consistent with past practices, and (v) disposition or transfer of any leasehold interest at the natural expiration of such lease or upon the earlier termination of the lease as provided therein.

7.9	Reserved

7.10	Restrictive Agreements

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Loan Documents, the Closing Date Subordinated Debt Documents (or any refinancing or conversion thereof with the Closing Date Subordinated Creditor; provided, that the terms of such refinancing or conversion shall be on terms no less favorable than the terms of the existing Closing Date Subordinated Debt as of the Closing Date, and any agreements for purchase money debt permitted under clause (iii) of the definition of Permitted Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired (other than a Permitted Lien), or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Loan Documents and the Closing Date Subordinated Debt Documents (or refinancing or conversion thereof with the Closing Date Subordinated Creditor; provided, that the terms of such refinancing or conversion shall be on terms no less favorable than the terms of the existing Closing Date Subordinated Debt as of the Closing Date)) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Indebtedness owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary; provided, that, the Closing Date Subordinated Debt Documents and any agreements for purchase money debt shall not prohibit (i) the creation or assumption of any Lien upon any assets or properties to secure the Obligations or (ii) the repayment of the Obligations.

7.11	Modifications of Certain Agreements

No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract or Operating Lease, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Loan Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Lender or its ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the Permitted Discretion of the Lender). Borrowers shall, prior to entering into any such amendment or modification, deliver to Lender reasonably in advance of the execution thereof, any final or execution form copy thereof.

7.12	Payments and Modifications of Subordinated Debt

No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Indebtedness hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Indebtedness if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Indebtedness, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Indebtedness, (iii) change in a manner adverse to any Credit Party or Lender any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (iv) change the prepayment provisions of such Indebtedness or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrowers, any Subsidiaries, or Lender. Borrowers shall, prior to entering into any such amendment or modification, deliver to Lender reasonably in advance of the execution thereof, any final or execution form copy thereof.

7.13	Deposit Accounts

Borrower has provided Lender with all information (including, without limitation, user identifications and passwords) necessary for Lender to have on-line access to all information regarding all of Borrower’s deposit accounts, as required by Section 4.1(f). Borrowers shall not make any changes to their deposit accounts, Lockbox Accounts or establish new deposit accounts without Lender’s prior written consent or change the passwords or user identification information with respect thereto in such a fashion as would result in Lender not having on-line access to view all information regarding all of Borrower’s deposit accounts and Lockbox Accounts or having control of all of Borrowers’ deposit accounts through deposit account control agreements. The provisions of this Section requiring deposit account control agreements shall not apply to (i) the deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Lender by Borrowers as such, and (ii) the Excluded Deposit Accounts; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate deposit accounts: (i) to hold any and all amounts not subject to Lender’s Lien, or (ii) to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other deposit account listed on Schedule 7.13.

7.14	Truth of Statements

Borrowers shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.15	IRS Form 8821

Borrowers shall not materially alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file any IRS Form 8821 required to be delivered pursuant to the Conditions Precedent in Section 4.1, hereof.

7.16	Third Party Payor Programs

Neither the Projects, nor any Borrower, shall, other than in the ordinary course of Borrower’s business, change the terms of any Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs) without prior written notice of such change to Lender. Borrowers shall not fail to (a) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Borrower or any Project participates as of the date of this Agreement, and (b) provide to Lender; upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Borrowers. Borrowers shall not fail to comply with all requirements, contracts, conditions and stipulations applicable to Borrowers in order to maintain in good standing and without default or limitation all such participation agreements, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect.

7.17	Limitations on Dormant Subsidiaries

No Borrower shall assign or otherwise transfer any Collateral or any proceeds of the Loans to any Dormant Subsidiary. No Borrower shall permit any Dormant Subsidiary to sell, transfer, mortgage, hypothecate, assign or encumber in any manner whatsoever any of the Collateral or any of the equity interests of Borrower. No Borrower shall permit any Dormant Subsidiary to, directly or indirectly, (i) enter into or permit to exist any transaction or agreement between itself and any other Person for the purchase, sale, lease or exchange of any property or the rendering of any service, (ii) engage in any business or conduct any material activity or transfer any of its assets, other than the performance of ministerial or administrative activities in connection with the payment of taxes and the payment of franchise fees and taxes and other administrative fees necessary for the maintenance of its existence and other activities contemplated hereby, (iii) consolidate or merge with or into any other Person, or (iv) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by such Dormant Subsidiary.

VIII.	EVENTS OF DEFAULT

8.1	Events of Default

The occurrence of any one or more of the following shall constitute an “Event of Default:”

(a)     Borrowers shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason or acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b)     Any representation, statement or warranty made or deemed made by any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, (i) shall not be true and correct in all material respects, or (ii) shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c)     Any Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Documents; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3 (i) and (ii), 6.9, 6.11 and 6.16 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default;

(d)     Except as the result of an action or failure to act on the part of Lender (i) any of the Loan Documents cease to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any material portion of the Collateral;

(e)     One or more judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $50,000 individually or $100,000 in the aggregate at one time outstanding, which is/are not satisfied, stayed, bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f)     (i) Any default occurs, which is not cured within any applicable grace period or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations), including without limitation the Closing Date Subordinated Debt, of any Borrower or Guarantor in excess of $25,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness, including without limitation the Closing Date Subordinated Debt, was issued, created, assumed, guaranteed or secured and such Default continues for more than any applicable grace period or permits the holder of any Indebtedness, including without limitation the Closing Date Subordinated Debt, to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Credit Party and Lender or Affiliate of Lender (other than the Loan Documents), including without limitation the Closing Date Subordinated Debt Documents, or (ii) any Indebtedness, including without limitation the Closing Date Subordinated Debt, of any Credit Party is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations), including without limitation the Closing Date Subordinated Debt, is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g)     The Credit Parties, taken as a whole, shall be unable to pay their debts generally as they become due, or any Credit Party (i) files a petition under any insolvency statute, (ii) make a general assignment for the benefits of its creditors, (iii) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h)     (i) A court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or the whole or any substantial part of any such Person’s properties and, if such order, judgment or decree is issued without notice to the Credit Party and a hearing, such order, judgment or decree remains unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Credit Party seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) with respect to which such Credit Party takes any action to indicate its approval or consent;

(i)     (i) Any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, Material Adverse Change occurs, (iii) any Liability Event occurs which exceeds 20% of the amount of Availability, or (iv) any Credit Party ceases any material portion of its business operations as currently conducted;

(j)     Lender receives any indication or evidence that any Credit Party may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might reasonably be expected to result in forfeiture of any material property to an Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender;

(k)     Any Credit Party or any of their respective directors/members/managers or senior officers is criminally indicted or convicted under any law that could reasonably be expected to lead to a forfeiture of any material portion of such Credit Party’s assets; or

(l)     The issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment for in any one instance or in the aggregate an amount of $50,000 or more against any Credit Party or any of their respective property or assets.

8.2	Acceleration and Suspension or Termination of Commitments

Upon the occurrence and during the continuance of an Event of Default, notwithstanding any other provision of any Loan Documents, Lender may by notice to Borrower (i) suspend or terminate the Revolving Loan Commitment and the obligation of the Lender with respect thereto and/or (ii) by notice to Borrower declare all or any portion of the Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8.1(g) or (h), in which event all of the foregoing shall automatically and without further act by Lender be due and payable), provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8.1(d), there shall be a three (3) Business Day cure period commencing from the earlier of (A) receipt by the Borrower of written notice of such breach or violation or any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which the Borrower or any officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

(a)     In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower received or held by Lender to reduce the Obligations in such manner as Lender may deem advisable, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral with or without judicial process, (vi) at Borrowers’ expense, require that all or any part of the Collateral be assembled and made available to Lender at any reasonable place designated by Lender, (vii) reduce or otherwise change the Facility Cap, (viii) engage, on behalf of any or all Borrowers, a third party to service and collect Borrowers’ receivables, including billing and rebilling Third Party Payors as well as the patients to the extent of their obligations thereunder, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its Permitted Discretion, shall have the right, at any time that Borrowers fail to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any Obligations; (iii) discharge taxes or liens on any of the Collateral that are in violation of any Loan Document unless Borrowers act in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations and increase the principal amount outstanding hereunder, until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)     Borrowers agree that notice received by them at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrowers covenant and agree not to, and not to permit or cause any of their respective Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2	Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all reasonable out-of-pocket costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrowers’ business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, expert witness fees, liabilities and advances made or incurred in connection therewith, whether litigation is commenced or not); (ii) second, to the payment of all Obligations as provided herein, (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrowers, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrowers shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section.

9.3	Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrowers to the extent necessary to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Borrowers waive any right to require a bond to be posted by or on behalf of any such receiver.

9.4	Rights and Remedies not Exclusive

Lender shall have the right in accordance with the terms hereof, in its Permitted Discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1	Waivers

Except as expressly provided for herein, Borrowers hereby waive setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrowers hereby waive any and all defenses and counterclaims they may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral, whether or not payable by a Medicaid/Medicare Account Debtor. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrowers in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrowers’ behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrowers hereby waive the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

10.2	Delay; No Waiver or Defaults

No course of action or dealing, renewal, release or extension of any provisions of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3	Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4	Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrowers waive any and all defenses, objections and counterclaims they may have or could interpose with respect to (i) any of their directors, officers, employees or agents being deemed to be employee or managing agents of any Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under their control and relating to the dispute.

XI.	EFFECTIVE DATE AND TERMINATION

11.1	Effectiveness and Termination

(a)      Termination by Lender. Subject to Lender’s right to terminate and cease making Advances upon the occurrence and during the continuance of an Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made), unless terminated sooner as provided in this Section 11.1.

(b)      Termination by Borrower. Borrower may terminate this Agreement at any time on or before upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations (other than indemnity obligations with respect to which no claim has been made) on or prior to such 30th calendar day after receipt by Lender of such written notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)     Effectiveness of Termination. All of the Obligations (other than indemnity obligations with respect to which no claim has been made) shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been irrevocably discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 3.4 and the terms of any fee letter resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Lender shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrower or any Account Debtor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement satisfactory to Lender, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Lender, in its discretion, may deem necessary to protect Lender from any such loss or damage.

11.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrowers in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than indemnity obligations with respect to which no claim has been made) are fully performed and indefeasibly paid in full in cash. Notwithstanding the foregoing sentence of this Section 11.2, the obligations and provisions of Article III and Sections 3.7, 10.1, 10.4, 13.1, 13.3, 13.4, 13.7 and 13.12 shall survive termination of the Loan Documents and any payment, in full or in part, of the then-outstanding Obligations.

XII.	ASSIGNMENTS AND PARTICIPATIONS

12.1	Assignments

Lender may at any time assign the Lender’s rights and obligations hereunder and under all other Loan Documents to one or more Eligible Assignees. Upon receipt of notice of such assignment, Borrowers shall treat the assignee as the Lender for all purposes hereunder and under the other Loan Documents. Each Eligible Assignee shall have all of the rights and benefits with respect to the Obligations, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided that, Borrowers shall not be obligated to pay under this Agreement to any Eligible Assignee any sum in excess of the sum which Borrowers would have been obligated to pay to Lender had such assignment not been effected. Notwithstanding any other provision of a Loan Document, Lender may disclose to any Eligible Assignee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Borrowers may not offset any amounts owing to any Borrower by an Eligible Assignee from any amounts owed by Borrowers to such Eligible Assignee pursuant to this Agreement. SCM Specialty Finance Opportunities Fund, L.P., acting solely for this purpose as an agent of the Borrower, shall maintain a copy of all documents related to any assignment and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.2	Participations

Lender may at any time, without the consent of, or notice to, Borrowers, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). Notwithstanding any other provision of a Loan Document, Lender may disclose to any Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Subject to Section 12.3, in the event of a sale by Lender of a participating interest to a Participant, (i) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder, and (ii) all amounts payable by Borrowers shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.3	Defaulting Participants

Lender may from time to time notify Borrowers of the participations sold by Lender hereunder and the share of each Participant’s interest in the Loan (such notification, as it may be amended from time to time, is referred to herein as a “Participation Notice”). Following receipt by Borrowers of a Participation Notice, (i) it shall be the responsibility of the Participant identified in the Participation Notice to fund each Advance in an amount equal to such Participant’s share of each Advance as set forth in the Participation Notice, (ii) Borrowers will look solely to Participant identified in the Participation Notice for the funding of such portion of each Advance as is equal to the Participant’s share of such Advance as set forth in the Participation Notice, and (iii) notwithstanding any other provision of this Agreement or any other Loan Document, Lender shall not be obligated to fund any portion of an Advance which is the responsibility of a Participant as set forth in a Participation Notice. Following receipt by Borrowers of a Participation Notice, any Participant which shall fail to make any Advance or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Loan Document, for so long as such failure shall remain in existence and uncured, shall be deemed to be a “Defaulting Participant.” After a Participant becomes a Defaulting Participant, and the circumstances causing such status shall not have been cured or waived, each of Borrowers and Lender may, at their respective option, notify such Defaulting Participant of such Person’s intention to obtain a replacement Participant (“Replacement Participant”) for the Defaulting Participant, which Replacement Participant shall be an Eligible Assignee. In the event Borrowers or Lender, as applicable, obtains a Replacement Participant, the Borrowers shall look to the Replacement Participant rather than the Defaulting Participant for the funding of future Advances in an amount equal to the Defaulting Participant’s share of each Advance set forth in the Participation Notice. Any Replacement Participant shall not be responsible for, and such Replacement Participant’s interest in the Loan shall not be subject to, any liabilities of the Defaulting Participant to Borrowers accruing prior to the date of the transfer of the participation interest. Borrowers may not offset any amounts owing to any Borrower by the Defaulting Participant from any amounts owed by Borrowers to Lender pursuant to this Agreement.

XIII.	MISCELLANEOUS

13.1	Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to its choice of law provisions. Any judicial proceeding against any Borrower with respect to the Obligations, any Loan Documents or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each of the Borrowers and Lender (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5, hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in New York, that Lender has accepted in New York the Loan Documents executed by Borrowers and has disbursed Advances under the Loan Documents in New York. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

13.2	Binding Effect of Loan Documents

The Loan Documents shall inure to the benefit of Lender, its assignees, Participants and all future holders of the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any Person who is not a party to such Loan Document. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”).

13.3	Revival of Obligations

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment (whether or not previously terminated) shall be revived and shall continue as if such payment had not been received by Lender. Any payments received with respect to such revived Obligations shall be credited and applied in such manner and order, as Lender shall decide in its Permitted Discretion.

13.4	Indemnity

Borrowers shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employee, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liability, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses and disbursements of any kind of nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel, expert witness fees, and reasonable in-house documentation and diligence fees and reasonable legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any way relating to any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing (i) arises out of the gross negligence or willful misconduct of any Indemnified Person or (ii) arises out of a dispute between or among any Indemnified Persons. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, Borrowers expressly agree that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Indemnified Person in its Permitted Discretion for the work performed. Lender agrees to give Borrowers reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 13.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrowers’ consent which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may in its reasonable discretion, take such actions, as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrowers’ insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 13.4, then Lender shall promptly pay to such Borrower the amount of such recovery. This Section 13.4 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

13.5	Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon: (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable. Any notice or request under any Loan Document or otherwise pursuant to any applicable law which is given to one Borrower will be deemed to be notice (or, if applicable, a request) to each Borrower.

13.6	Severability; Captions; Counterparts; Facsimile or other Electronic Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile or other electronic transmission, which facsimile or other electronic signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile or other electronic signature and that it accepts the facsimile or other electronic signature of each other party.

13.7	Expenses

Borrowers shall pay, whether or not the Closing occurs, all usual and customary costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording reasonable professional and filing fees and expenses and all other actual out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and audit expenses), and reasonable attorneys’ fees and expenses, incurred (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instruments (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrowers, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument and/or (viii) in connection with all actions, visits, audits and inspections undertaken by Lender or its Affiliates pursuant to the Loan Documents, subject to the provisions of Section 6.7 hereof. In addition, Borrowers shall pay Lender a wire fee of $25.00 with respect to each domestic wire transfer of funds by Lender to or for the benefit of Borrowers. All of the foregoing shall be charged to Borrowers’ account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrowers are responsible to pay or indemnify, Borrowers expressly agree that their Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its Permitted Discretion for the work performed. Without limiting the foregoing, Borrowers shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the transactions contemplated by this Agreement and the Loan Documents and the filing and/or recording of any documents and/or financing statements.

13.8	Entire Agreement

This Agreement and the other Loan Documents to which Borrowers are a party constitute the entire agreement between Borrowers and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereafter made shall have no force and effect unless in writing signed by Borrowers and Lender, provided, however, additional covenants, representations, warranties and guarantees will be enforceable if executed by the party against whom enforcement is sought. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrowers. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

13.9	Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

13.10	Confidentiality and Publicity

Borrowers agree, and agree to cause each of their Affiliates, (i) not to transmit or disclose provisions of any Loan Documents to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis) without Lender’s prior written consent, which may be withheld in its sole discretion, and (ii) to inform all such Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Lender reserves the right to review and approve all materials that any Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrowers shall not, and shall not permit any of their Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of their business operations. Nothing contained in any Loan Documents is intended to permit or authorize Borrowers or any of their Affiliates to contract on behalf of Lender. Further, Borrowers hereby agree that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes to the extent such information is publicly available and, if not publicly available, with Borrowers’ prior approval and (ii) use Borrowers’ name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

13.11	USA Patriot Act Notification

Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Lender to identify Borrowers in accordance with the USA PATRIOT Act.

13.12	Release of Lender

Notwithstanding any other provision of any Loan Document, Borrowers voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of themselves, their managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), (i) hereby fully and completely release and forever discharge the Indemnified Persons and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing and (ii) by acceptance of each Advance hereunder fully and completely release and forever discharge the Released Parties, of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of each such Advance. Borrowers acknowledge that the foregoing release is a material inducement to Lender’s decision to extend to Borrowers the financial accommodations hereunder and will be relied upon by Lender in making the Advances.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

BORROWERS:

INTERPACE DIAGNOSTICS GROUP, INC.

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	Chief Executive Officer & President

INTERPACE DIAGNOSTICS CORPORATION

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	Chief Executive Officer & President

INTERPACE DIAGNOSTICS, LLC

By:	Interpace Diagnostics Group, Inc.,
its Sole Member

By:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	Chief Executive Officer & President

Address for Notice:
300 Interpace Parkway
Morris Corporate Center 1, Bldg. A
Parsippany, NJ 07054
Attention: Jack E. Stover
Telephone: 862-207-7862
Fax: 862-207-7810
Email: [ ]

Signature Page to Credit and Security Agreement

With copy to (which shall not constitute notice):

Pepper Hamilton LLP

The New York Times Building

620 Eighth Avenue, 37th Floor

New York, NY 10018-1405

Attention: William R. Wagner, Esq.

Telephone: (212) 808-2756

Fax: (212) 286-9806

Email: wwagner@pepperlaw.com

Signature Page to Credit and Security Agreement

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.,
a Delaware limited partnership

By:	/s/ Brendan R. Kalb
Name:	Brendan R. Kalb
Title:	Authorized Signatory

Address for Notice:

SCM SPECIALTY FINANCE OPPORTUNITIES FUND, L.P.
c/o CNH Partners, LLC

2 Greenwich Plaza, 1st Floor

Greenwich, CT 06830

Attention: Tim Peters

Telephone: (203) 742-3051

Fax: (203) 742-3072

Email: tpeters@cnhfinance.com

Signature Page to Credit and Security Agreement

With copy to (which shall not constitute notice):

Duane Morris LLP

190 S. LaSalle Street, Suite 3700

Chicago, IL 60603

Attention: Michael A. Witt, Esq.

Telephone: (312) 499-6716

Fax: (312) 277-9519

Email: MAWitt@duanemorris.com

Signature Page to Credit and Security Agreement

ANNEX I

Financial and Loan Covenants

EXHIBITS

Exhibit A	-	Borrowing Certificate

Exhibit B	-	Compliance Certificate

SCHEDULES

Schedule 2.4	-	Borrowers’ Account for Funding Wires

Schedule 4.1	-	Aging Accounts Payable

Schedule 5.1	-	Organization

Schedule 5.3	-	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures

Schedule 5.4	-	Real Property Owned or Leased

Schedule 5.11	-	Intellectual Property

Schedule 5.16	-	Insurance

Schedule 5.17A	-	Corporate Names

Schedule 5.17B	-	Business and Collateral Locations

Schedule 5.20	-	Healthcare Law Compliance Representations

Schedule 5.22	-	Material Contracts

Schedule 6.1	-	Qualification to Accounting Firm Certification

Schedule 7.2	-	Indebtedness

Schedule 7.3	-	Liens

Schedule 7.13	-	Deposit Accounts Subject to Control

ANNEX I

FINANCIAL AND LOAN COVENANTS

1)	Loan Turnover Rate

The amount calculated by dividing (A) 365 by (B) the result achieved by dividing (i) the product of the aggregate of all collections received in the Lockbox during each Test Period with respect to all of Borrowers’ Accounts, multiplied by 4, by (ii) the outstanding principal balance of the Revolving Facility as of the last Business Day of such Test Period, shall not be greater than the applicable amount set forth in the table below for such period.

Maximum Loan Turnover as of the end of:
September 30, 2016	90
October 31, 2016	90
November 30, 2016	90
December 31, 2016	86
January 31, 2017	86
February 28, 2017	86
March 31, 2017	82
April 30, 2017	82
May 31, 2017	82
June 30, 2017	78
July 31, 2017	78
August 31, 2017	78
September 30, 2017	74
October 31, 2017	74
November 30, 2017	74
December 31, 2017	70
January 31, 2018	70
February 28, 2018	70
March 31, 2018	66
April 30, 2018	66
May 31, 2018	66
June 30, 2018	66
July 31, 2018	66
August 31, 2018 and each calendar month thereafter	66

2)	Minimum Net Revenue Covenant

Commencing with September 30, 2016 and on the last Business Day of the end of each calendar month thereafter, Borrower will not permit Net Revenue for the Test Periods ending on dates set forth below to be less than the minimum amount set forth in the table below opposite such dates:

Minimum Net Revenue as of the end of:
September 30, 2016	$2,400,000
October 31, 2016	$2,500,000
November 30, 2016	$2,600,000
December 31, 2016	$2,700,000
January 31, 2017	$2,800,000
February 28, 2017	$2,900,000
March 31, 2017	$2,900,000
April 30, 2017	$3,000,000
May 31, 2017	$3,100,000
June 30, 2017	$3,200,000
July 31, 2017 and each calendar month thereafter

An amount equal to or within 40% of the amount set forth for such Test Period in the month by month projected operating budget provided to Lender as required by the terms and provisions of Section 6.1(g) of the Agreement

3)	Remaining Months Liquidity

Commencing with September 30, 2016 and on the last Business Day of the end of each calendar month thereafter, Borrower will not permit the Total Liquidity for such date of determination to be less than the prior two (2) months Cash Burn.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Cash Burn” means, as of any date of determination, the total amount of cash outflows as reflected on Borrower’s monthly cash flow statement, as delivered to Lender as required pursuant to the terms and conditions of Section 6.1(d)(ix) of the Agreement. Cash outflows include but are not limited to operating activities, debt repayment, severance payments, and other liabilities.

“Net Revenue” means, as of any date of determination and in all cases determined in accordance with GAAP, consistently applied, net revenues related to billings for Medicare, Medicare Advantage, hospitals, and other third-party payors, net of written contractual adjustments for proprietary tests, to the extent reasonably approved by Lender; provided, however, that revenue related to non-core operations and revenue not attributed to billings for proprietary tests are excluded from the definition of “Net Revenue”.

“Test Period” shall mean the three (3) most recent calendar months then ended for each calendar month (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

“Total Liquidity” means, as of any date of determination, Borrower’s total unrestricted cash on hand plus the lesser of (i) Availability, (ii) the Revolving Loan Commitment Amount or (iii) the Borrowing Base, as reflected on a recent Borrowing Base Certificate which calculates the Availability and Borrowing Base as of the last Business Day of the calendar month of such Test Period.

2

EXHIBIT A

BORROWING CERTIFICATE

Dated as of [__________], 20[__]

[BORROWER] and those Borrowers listed on the signature page (individually, a “Borrower” and, collectively, the “Borrowers”), by the undersigned duly authorized officer, hereby certify to Lender in accordance with the Credit and Security Agreement dated as of September 28, 2016, between Borrowers and SCM Specialty Finance Opportunities Fund, L.P., a Delaware limited partnership (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement;” all capitalized terms not defined herein have the meanings given them in the Credit Agreement) and other Loan Documents that:

A.	Borrowing Base and Compliance

Attached as Schedule 1 is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested Advance, the principal amount outstanding under the Revolving Facility will not exceed the lesser of (i) Availability or (ii) the Facility Cap. The amounts, calculations and representations set forth below and on Schedule 1 are true and correct in all respects and were determined in accordance with the Credit Agreement and GAAP. All of the Accounts referred to (other than those entered as ineligible on Schedule 1) are Eligible Receivables. Attached are reports with detailed aging and categorizing of Borrowers’ accounts receivable and payables and inventory and supporting documentation with respect to the amounts, calculation and representations set forth on Schedule 1, all as reasonably requested by Lender pursuant to the Credit Agreement.

B.	Borrowing Notice (to be completed and effective only if Borrowers are requesting an Advance)

The undersigned hereby irrevocably requests from Lender an Advance under the Revolving Facility pursuant to the Credit Agreement in the aggregate principal amount of $_____________ (“Requested Advance”) to be made on _____________________ (the “Borrowing Date”), which day is a Business Day.

[For initial Advance Only] The undersigned requests that the Advance be disbursed as follows:

1.	To Lender: $______________

2.	To Lender’s Legal Counsel: $___________________

3.	To [name of creditor/IRS]: $ ___________________

4.	To Borrowers: $ _________________________

C.	General Certifications

1

The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Sections 4.1 and 4.2 of the Credit Agreement have been satisfied as of the date hereof and will be satisfied as of the Borrowing Date (if applicable), (b) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete as of the date hereof and on the Borrowing Date (if applicable), (c) no Default or Event of Default has occurred and is continuing on the date hereof or will exist after giving effect to the advance requested hereby, (d) Borrowers have paid all payroll taxes through the payroll period ended ______________; (e) Borrowers’ last state survey was performed on _________________ and Borrowers are in substantial compliance with all material regulatory provisions; and (f) no Medicaid or Medicare recoupments and/or recoupments of any third-party payor are being sought, requested or claimed, or, to Borrowers’ knowledge, threatened against Borrowers or Borrowers’ affiliates except the following amounts: Medicare ___________________; Medicaid ________________, Third-Party Payor ______________________.

This Borrowing Certificate may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute but one and the same document. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first written above.

[BORROWERS]

Prepared by:	Approved by:

Name:	Name:
Title:	Title:

2

SCHEDULE 1 TO BORROWING CERTIFICATE

UNDER

CREDIT AND SECURITY AGREEMENT FOR

[BORROWERS]

A	Section A: A/R Availability (Borrowing Base – A)	Medicare	Medicaid	Insurance	Private Pay	Total

1	Beginning A/R (from prev. certificate)	-
2	(+) Sales (New Collateral)	-
3	(+/-) Debit/Credit Memos	-
4	(+/-) Adjustments	-
5	(-) Posted A/R Collections	-
6	Ending A/R (Date _______________)	-
7	Ineligible Receivables (A)	-
8	Eligible A/R	-
9	Liquidity Factor	-
10	Not Eligible A/R	-

11	(-) Unposted A/R Collections	-
12	Adjusted Net A/R Availability	-
13	Advance Rate	85%
14	A/R Availability	-

B	Section B: Gross Availability	-
1	A/R Availability	-
2	(+) Approved Overadvance	-
3	(-) Reserves	-
4	Collateral Availability	-
5	Facility Cap	-
6	Gross Availability (lesser of Collateral Availability and Facility Cap)	-

C	Section C: Revolving Loan	-
1	Beginning Loan Balance (from previous borrowing certificate)	-
2	(-) Net A/R Collections (Attach reconciliation to Lines A5 and A11)	-
3	(-) Net Non-A/R Collections (Attach supporting detail)	-
4	(+/-) Adjustments (Attach supporting detail)
5	(+) Advance Request
6	Ending Loan Balance
7	Net Availability (Gross Availability less Ending Loan Balance)

(A) Attach a supporting schedule showing all Receivables that are not Eligible Receivables pursuant to the definitions in the Credit Agreement. If there is any discrepancy between the definition of Eligible Receivables as set forth in the Credit Agreement and any of the information set forth in this certificate, Schedule 1 or any supporting documentation, the provisions of the Credit Agreement shall control.

EXHIBIT B

COMPLIANCE CERTIFICATE

Dated as of [___________], 20[___]

This Compliance Certificate is delivered by [BORROWERS] (individually, the “Borrower” and, collectively, the “Borrowers”), in accordance with the Credit and Security Agreement dated as of September 28, 2016, between Borrowers and SCM Specialty Finance Opportunities Fund, L.P., a Delaware limited partnership (“Lender”) (as amended, supplemented or modified from time to time, the “Credit Agreement”). All capitalized terms not defined herein have the meanings given them in the Credit Agreement and other Loan Documents.

The undersigned hereby certifies that:

(a)     The financial statements delivered with this certificate in accordance with Section 6.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers as of the dates and the accounting periods covered by such financial statements;

(b)     I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Borrowers during the accounting period covered by such financial statements;

(c)     Such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 attached hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, is undertaking and proposes to take with respect thereto;

(e)     Except as noted on Schedule 2 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against any Borrower or any Collateral;

(f)     Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of any Borrower to make required payments of withholding or other tax obligations during the accounting period to which the attached statements pertain or any subsequent period.

(g)     Except as described in the Credit Agreement or on Schedule 4 attached hereto, the undersigned has no knowledge of any current, pending or threatened:

(i)     litigation against any Borrower;

(ii)     inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of any Borrower;

(iii)     default by any Borrower under any material contract to which either of them is a party, including, without limitation, any leases.

(h)     Borrowers are in compliance with the financial and loan covenants contained in Annex I of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made: [See attached worksheets]. Such calculations and the certifications contained therein are true, correct and complete.

Certified to as of [date] by:

Chief Financial Officer of Borrowers

Schedules to Compliance Certificate

Schedule 1 – Non-Compliance with Covenants

Schedule 2 – Federal or State Tax Liens

Schedule 3 – Unpaid Tax or Withholding Obligations

Schedule 4 –Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Worksheet(s) for Financial or Other Covenant Calculations

Loan Turnover Rate Worksheet (Attachment to Compliance Certificate)

1. Total collections received in the during each Test Period with respect to all of Borrowers’ Accounts:	$___________

2. Line 1 multiplied by 4:	$___________

3. Outstanding principal balance of Revolving Facility as of the last Business Day of such Test Period:	$___________

4. Line 2 divided by Line 3:	$___________

5. 365 divided by Line 4:	_______days

6. Maximum Loan Turnover Rate:	_ xx days

7. In compliance:	-YES - NO

Minimum Net Revenue Worksheet (Attachment to Compliance Certificate)

1. Net revenues related to billings for Medicare, Medicare Advantage, hospitals, and other third-party payors for the Test Period most recently ended:	$___________

2. Written contractual adjustments for proprietary tests, to the extent reasonably approved by Lender for the Test Period most recently ended:	$___________

3. Line 1 minus Line 2:	$___________

4. Minimum Net Revenue:	$___________

5. In compliance:	YES - NO

Total Liquidity Worksheet (Attachment to Compliance Certificate)

1. Total Liquidity for such date of determination:

a. Borrower’s total unrestricted cash on hand as of such date	$___________

b. Availability as of such date	$___________

c. Revolving Loan Commitment Amount as of such date	$___________

d. Borrowing Base as of such date	$___________

2. Line 1.a. plus the lesser of Line 1.b., 1.c. or 1.d.	$___________

3. Cash Burn for the two most recent calendar months then ended:	$___________

4. Total Liquidity (Line 2 minus Line 3):	[Greater than or equal to zero]

5. In compliance:	YES - NO